UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. 1)

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Integral Systems, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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EXPLANATORY NOTE

This revised proxy statement is being filed solely to correct a typographical error in the section titled “Board of Directors and Committees of the Board” in the “Corporate Governance” section. No other information in the definitive proxy statement has been revised, supplemented, updated or amended.

INTEGRAL SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 20, 2008

TO THE STOCKHOLDERS OF INTEGRAL SYSTEMS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Integral Systems, Inc. (the “Company”) will be held at the Company’s offices located at 5000 Philadelphia Way, Lanham, Maryland, at 10:00 a.m., on February 20, 2008, for the following purposes:

1.	To elect directors to serve for a term of one (1) year or until their successors are duly elected and qualified;

2.	To ratify the action of the Audit Committee of the Board of Directors in appointing Bernstein & Pinchuk LLP as the Company’s independent registered public accounting firm;

3.	To approve the Integral Systems, Inc. 2008 Stock Incentive Plan;

4.	To approve the Integral Systems, Inc. Employee Stock Purchase Plan; and

5.	To transact other business that may properly come before the Annual Meeting.

All	of the foregoing is more fully set forth in the Proxy Statement accompanying this Notice.

The Board of Directors of the Company has set the close of business on December 18, 2007 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of the stockholders as of the record date will be available for inspection by stockholders, for any purpose germane to the Annual Meeting, at the Company’s offices or the offices of the Registrar & Transfer Co. during normal business hours for a period of 10 days prior to the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. IF YOU CANNOT ATTEND THE ANNUAL MEETING, PLEASE TAKE THE TIME TO PROMPTLY VOTE YOUR PROXY BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

By Order of the Board of Directors,

Interim Chief Executive Officer and President

January 9, 2008

Lanham, Maryland

INTEGRAL SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

INTEGRAL SYSTEMS, INC.

5000 Philadelphia Way

Lanham, Maryland 20706-4417

Annual Meeting of Stockholders

February 20, 2008

PROXY STATEMENT

The Board of Directors of Integral Systems, Inc. (the “Company”), a Maryland corporation, solicits your proxy for the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at 10:00 a.m. on Wednesday, February 20, 2008, at the Company’s offices located at 5000 Philadelphia Way, Lanham, Maryland or any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

These proxy solicitation materials were first distributed on or about January 9, 2008 to all stockholders entitled to vote at the Annual Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters described in the accompanying Notice of Annual Meeting of Stockholders. These actions include the election of directors, ratification of the Audit Committee’s appointment of Bernstein & Pinchuk LLP as the Company’s independent registered public accounting firm, approval of the Integral Systems, Inc. 2008 Stock Incentive Plan and approval of the Integral Systems, Inc. Employee Stock Purchase Plan. In addition, our management will report on the Company’s performance during fiscal 2007 and respond to questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, December 18, 2007, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of the Company’s common stock, par value $.01 per share (the “Common Stock”), entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the Annual Meeting?

All stockholders of record at the close of business on the record date, or their duly appointed proxies, may attend the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Company outstanding on the record date and entitled to vote will constitute a quorum. A quorum is required for business to be conducted at the Annual Meeting. As of the December 18, 2007 record date, 9,381,172 shares of our Common Stock were outstanding and entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. Similarly, “broker non-votes” (described below) will be counted in determining whether there is a quorum.

How do I vote?

You may vote either by casting your vote in person at the Annual Meeting, or by marking, signing and dating each proxy card you receive and returning it in the prepaid envelope. If you hold your shares in “street name” through a broker or other nominee, you may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution.

What does the Board recommend?

The Board’s recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	“FOR” election of the six (6) director nominees (see Proposal No. 1).

•	“FOR” ratification of the Audit Committee’s appointment of the independent registered public accounting firm (see Proposal No. 2).

•	“FOR” approval of the Integral Systems, Inc. 2008 Stock Incentive Plan (see Proposal No. 3).

•	“FOR” approval of the Integral Systems, Inc. Employee Stock Purchase Plan (see Proposal No. 4).

How will my shares be voted?

Your shares will be voted as you indicate on the proxy card. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted “FOR” the election of the six director nominees listed below, “FOR” the ratification of the Audit Committee’s appointment of Bernstein & Pinchuk LLP as the Company’s independent registered public accounting firm for 2008, “FOR” approval of the Integral Systems, Inc. 2008 Stock Incentive Plan and “FOR” approval of the Integral Systems, Inc. Employee Stock Purchase Plan. Your shares will be voted in accordance with the discretion of the proxyholders as to any other matter that is properly presented.

Can I change my vote or revoke my proxy after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the Annual Meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

•	Returning a later-dated signed proxy card;

•	Delivering a written notice of revocation to the Company at 5000 Philadelphia Way, Lanham, Maryland 20706-4417; or

•	Attending the Annual Meeting and voting in person.

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

What vote is required to approve each proposal?

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion on some of the items to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those items and will not be counted in determining the number of shares necessary for approval for each item. A broker non-vote with respect to shares occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item from the beneficial owner or other person entitled to vote such shares.

In the election of the directors, a plurality of the votes cast at the Annual Meeting at which a quorum is present is sufficient to elect each director. Thus, each stockholder will be entitled to vote for “FOR” six (6) nominees, and the six (6) nominees with the greatest number of votes will be elected. Abstentions and broker non-votes will have no effect on the election of directors.

For each of Proposal No. 2 (ratification of the Audit Committee’s appointment of Bernstein & Pinchuk LLP as the Company’s independent registered public accounting firm), Proposal No. 3 (approval of the Integral Systems, Inc. 2008 Stock Incentive Plan) and Proposal No. 4 (approval of the Integral Systems, Inc. Employee Stock Purchase Plan), the affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present will be required for approval. Abstentions and a broker non-vote are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum of shares exists. Abstentions and broker non-votes will not be treated as votes cast and will not affect the outcome of the vote with respect to Proposal Nos. 2, 3 and 4.

Who will count the vote?

Representatives of Registrar & Transfer Co., our independent stock transfer agent, will count the votes and act as the inspector of election.

Who paid for the cost of this proxy solicitation?

The Company paid for this proxy solicitation. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. Proxies will be solicited by mail, telephone, or other means of communication. Our directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities also may solicit proxies.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that meet or exceed the NASDAQ Stock Market, Inc. (“NASDAQ”) Listing Standards. As described in the Corporate Governance Guidelines, the Board of Directors makes an affirmative determination regarding the independence of each director annually. An “independent” director is a director who meets the NASDAQ definition of independence, as determined by the Board. The full text of the Corporate Governance Guidelines can be found in the Corporate Governance section of the Company’s website (www.integ.com/CorporateGovernance). A copy may also be obtained upon request to the Company at 5000 Philadelphia Way, Lanham, Maryland 20706-4417, Attn.: Elaine M. Brown, Corporate Secretary.

Director Independence

The Board undertook its annual review of director independence in December 2007, and in the process reviewed the independence of each director nominee. The purpose of these reviews was to determine whether any of the director nominees had relationships or transactions that were inconsistent with a determination that the nominee is independent. During these reviews, transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries were considered.

Based on the standards set forth by NASDAQ and the Company’s Corporate Governance Guidelines, the Board affirmatively determined that Mr. Albertine, Mr. Casner, Mr. Harley, Mr. Leimkuhler, and Mr. McComas are each independent of the Company and its management. Mr. Baldwin is considered an inside director, and therefore not independent, as a result of his employment by the Company. The Board also had previously affirmatively determined that former directors Dominic A. Laiti and Mark Funston were independent of the Company and its management. Former directors Peter J. Gaffney and Thomas L. Gough were inside directors, and therefore not independent, as a result of their employment by the Company.

Board of Directors and Committees of the Board

The Board of Directors met 25 times in the fiscal year ended September 30, 2007. With the exception of William F. Harley III, each of the Company’s incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees on which they served during the time they served as a director or a member of any committee. Mr. Harley attended 61% of such meetings, including attending all regularly scheduled meetings of the Board of Directors and the committees on which he served. However, due to scheduling conflicts, Mr. Harley was unable to attend seven special meetings, which were often scheduled on short notice. The Company encourages all directors to attend each Annual Meeting. With the exception of Paul G. Casner, Jr. and William F. Leimkuhler, each of the current Board members attended the 2007 Annual Meeting of Stockholders.

The Board of Directors has three standing committees (Audit, Nominating and Compensation), a Strategic Growth Committee and a Special Committee to handle the SEC/NASDAQ inquiry (discussed below). In addition, the Board of Directors formerly had a Pricing Committee. The Pricing Committee’s responsibilities included carrying out all powers of the Board to determine, authorize and/or approve on behalf of the Company all matters with respect to the Company’s recent tender offer. The Company’s recent tender offer closed in September 2007, and, therefore the Board disbanded the Pricing Committee on December 5, 2007.

The Board has adopted a written charter for each of the Audit, Nominating and Compensation Committees, and those charters are available on the Corporate Governance section of our website (www.integ.com/CorporateGovernance). Copies of the charters also may be obtained upon request to the Company at 5000 Philadelphia Way, Lanham, Maryland 20706-4417, Attn.: Elaine M. Brown, Corporate Secretary.

The members of the Board’s current committees are identified in the following table:

Director	Audit Committee	Compensation Committee	Nominating Committee	Strategic Growth Committee	Special Committee (SEC/NASDAQ Inquiry)
John M. Albertine		X	X	X	X
Alan W. Baldwin
Paul G. Casner, Jr.	X	Chair		X	X
William F. Harley III			Chair	Chair
William F. Leimkuhler	Chair	X	X	X	Chair
R. Doss McComas	X	X		X	X

Audit Committee. The Audit Committee’s responsibilities include appointing, retaining, overseeing, and determining the compensation and services of the Company’s independent auditors; pre-approving the terms of all audit services, and any permissible non-audit services, to be provided by the Company’s independent auditors; overseeing the independent auditors’ qualifications and independence, including considering whether any circumstance, including the performance of any permissible non-audit services, would impair the independence of the Company’s independent registered public accounting firm; overseeing the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements; overseeing the Company’s internal control environment and compliance with legal and regulatory requirements; and overseeing the performance of the Company’s internal audit function and independent auditors.

The members of the Committee are not employees of the Company. The Board of Directors has determined that the members of the Committee are independent as defined in the NASDAQ Listing Standards and applicable U.S. Securities and Exchange Commission (“SEC”) rules. In addition, the members of the Committee meet additional, heightened independence criteria that apply to audit committee members under the NASDAQ Listing Standards. The Audit Committee met four times during fiscal 2007. There is unrestricted access between the Audit Committee and the independent auditors. The Board of Directors has determined that William F. Leimkuhler is “an audit committee financial expert,” as defined in SEC rules as a result of his service on various audit committees and his years working as an investment banker, which required him to analyze and evaluate the financial statements of numerous public companies.

Compensation Committee. The Compensation Committee’s responsibilities include reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, recommending to the independent directors the Chief Executive Officer’s compensation level based on this evaluation, recommending to the Board of Directors the compensation of other executive officers based upon the recommendation of the Chief Executive Officer, reviewing the compensation of directors for service on the Board of Directors and its committees and recommending changes in compensation to directors, and administering the Company’s equity incentive-based and equity-based compensation plans that are subject to Board of Directors approval.

The members of the Committee are not employees of the Company. The Board of Directors has determined that the members of the Committee are independent as defined in the NASDAQ Listing Standards and applicable SEC rules and are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee met two times during fiscal 2007.

Nominating Committee. The Nominating Committee’s responsibilities include identifying qualified individuals to become directors of the Company, recommending to the Board of Directors qualified director nominee(s) for election at the Annual Meeting and special meetings of stockholders and persons to be considered to fill any board vacancy and any newly created directorship, and recommending to the Board of Directors membership on the Audit Committee.

The Board of Directors of the Company established a Nominating Committee on February 7, 2007. The members of the Committee are not employees of the Company. The Board of Directors has determined that the members of the Committee are independent as defined in the NASDAQ Listing Standards and applicable SEC rules. The Nominating Committee met once during fiscal 2007.

Strategic Growth Committee. The Strategic Growth Committee’s responsibilities include overseeing the development and pursuit of the strategic plans and goals of the Company.

The Strategic Growth Committee was formerly known as the Special Committee for Strategic Alternatives. Its responsibilities included managing the effort of exploring strategic alternatives to maximize stockholder value, including a possible sale of the Company. As of September 25, 2007, the Company is no longer actively seeking an acquirer or otherwise actively engaged in the strategic alternative review process commenced by the Company in 2006. Therefore, on December 5, 2007, the Board renamed the Special Committee for Strategic Alternatives the Strategic Growth Committee.

Special Committee (SEC/NASDAQ Inquiry). The Special Committee’s responsibilities include supervising the Company’s responses to the SEC and NASDAQ inquiries about the circumstances related to Bonnie K. Wachtel’s refusal to stand for re-election as a director of the Company in January 2006 and to investigate matters related to the inquiries.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of the Company, and no interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

Selection of Director Nominees

The Nominating Committee will consider candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. The Nominating Committee does not have a formal policy for consideration of director candidates recommended by the Company’s stockholders because the Board has adopted corporate governance guidelines that state that stockholder-recommended candidates will be evaluated using the same criteria as internally generated candidates. You may recommend any person for consideration as a director nominee by writing to the Nominating Committee of the Board of Directors, c/o Integral Systems, Inc., 5000 Philadelphia Way, Lanham, Maryland 20706-4417. Recommendations must include the name and address of the stockholder making the recommendation, a representation that the stockholder is a holder of our Common Stock, biographical information about the individual recommended and any other information the stockholder believes would be helpful to the Nominating Committee in evaluating the individual recommended.

Once the Nominating Committee has identified a candidate, the Nominating Committee evaluates the candidate by considering any and all factors that it deems to be relevant. Although there are no minimum qualifications, the factors evaluated by the Nominating Committee may include, among others, the following: relevant business and industry experience; level of education; business acumen; understanding of the Company’s business and industry; strategic thinking and willingness to share ideas; network of contacts; diversity of experiences; expertise and backgrounds among Board members; and independence.

The Nominating Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee. The procedures for considering candidates recommended by a stockholder for Board membership are consistent with the procedures for candidates recommended by members of the Nominating Committee, other members of the Board or management.

Stockholder Communications with the Board of Directors

Any stockholder who wishes to communicate directly with the Board of Directors or any member of the Board should do so in writing, addressed to John M. Albertine, Chairman of the Board of Directors, c/o Integral Systems, Inc., 5000 Philadelphia Way, Lanham, Maryland 20706-4417. These communications will not be screened by management prior to receipt by the Board of Directors.

Code of Ethical Conduct

The Board of Directors has adopted a written Code of Ethical Conduct, a copy of which is available in the Corporate Governance section of the Company’s website (www.integ.com/CorporateGovernance). The Company requires all directors, officers and employees to adhere to this Code in addressing the legal and ethical issues encountered in conducting their work. The Code requires avoidance of conflicts of interest, compliance with all laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in the Company’s best interest. Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently has such procedures in place. A copy of the Code of Ethical Conduct also may be obtained upon request to the Company at 5000 Philadelphia Way, Lanham, Maryland 20706-4417, Attn.: Elaine M. Brown, Corporate Secretary.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

A Board of Directors consisting of six (6) directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote all of the proxies received by them for the Company’s six (6) nominees. Each of the following six (6) directors has been nominated for election at the Annual Meeting: John M. Albertine, Alan W. Baldwin, Paul G. Casner, Jr., William F. Harley III, William F. Leimkuhler, and R. Doss McComas (each, a “Nominee,” and collectively, the “Nominees”). Each of the Nominees presently serves on our Board of Directors.

We do not know of any reason why any of the Nominees would be unable to serve. However, if any of the Nominees should become unavailable to serve as a director, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxies will vote “FOR” that substitute nominee.

The Amended and Restated By-laws of the Company (the “Bylaws”) provide that the number of members of the Board of Directors shall consist of not less than three nor more than nine directors and that the exact number may be determined by the Board of Directors or the stockholders. The Board of Directors has determined that the number of members of the Board shall currently be six. Each director is elected for a one-year term at each annual meeting of the stockholders. Directors serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until his or her death or retirement or until he or she shall resign or be removed.

Set forth below is certain information regarding the Nominees. The age shown below for each Nominee is as of February 20, 2008, which is the date of the Annual Meeting.

Directors	Age	Position
John M. Albertine	63	Chairman of the Board and Independent Director
Alan W. Baldwin	70	Interim Chief Executive Officer, President and Director
Paul G. Casner, Jr.	70	Independent Director
William F. “Mickey” Harley III	44	Independent Director
William F. Leimkuhler	56	Independent Director
R. Doss McComas	53	Independent Director

John M. Albertine, 63, joined the Board of Directors on December 6, 2006 and was appointed to the position of Chairman on April 10, 2007. In 1990, Dr. Albertine founded Albertine Enterprises, Inc., a merchant banking and consulting firm. Dr. Albertine has been the Chairman and Chief Executive Officer of Albertine Enterprises for the last 17 years and continues in that position today. From 1986 through 1990, he served as Vice Chairman of the Fruit of the Loom Company. From 1981 through 1986, he served as President of the American Business Conference. From 1979 to 1980, he served as Executive Director to the Congressional Joint Economic Committee. From 1977 through 1979, he served as Legislative Assistant to U.S. Senator Lloyd M. Bentsen. From 1969 through 1977, Mr. Albertine served as Associate Professor of Economics at Mary Washington College. Mr. Albertine holds a Ph.D. in Economics from the University of Virginia and a Bachelor of Arts in Economics from King’s College. Mr. Albertine has been a director of 13 publicly traded companies in his career. Currently, Mr. Albertine is a director of Kandant Inc., a supplier of technology-based systems for the global pulp and paper industry and the Midwest Airlines Group, Vice Chairman of the Virginia Retirement Systems and a member of the Virginia Governor’s Board of Economic Advisers.

Alan W. Baldwin, 70, joined the Board of Directors on December 6, 2006 and was appointed as interim Chief Executive Officer on May 30, 2007 and President on November 13, 2007. Prior to joining the Company Mr. Baldwin served as President and Chief Operating Officer of Argosy International from May 2005 through May 2006 and as a consultant to Argosy International from June 2006 until assuming the role of interim Chief Executive Officer of the Company. Argosy International is a supplier of composite materials, specialty chemicals, technology, equipment, products and services to aerospace OEMs, airlines and overhaul and maintenance facilities located in the Far East. Mr. Baldwin served as President of Alcore Inc., a subsidiary of the M.C. Gill Company that manufactures aluminum honeycomb composite materials for the aircraft industry, from May 2001 through November 2004. During the period 1980 through 2000 Mr. Baldwin served as the chief executive officer and/or president of several high technology-based companies manufacturing a range of products including optical fiber, hybrid integrated circuits and composite aircraft structures. Mr. Baldwin spent 10 years from 1969 through 1979 with TRW Electronics in Los Angeles, managing a manufacturing plant specializing in producing high-reliability semiconductor products for guidance and navigation systems for the Air Force’s Minuteman and the Navy’s Poseidon ICBM systems. After graduating from the U.S. Military Academy at West Point, New York in June 1959, Mr. Baldwin was an officer in the U.S. military at the Army’s Redstone Arsenal in Huntsville, Alabama, and the Air Force Space and Missile Systems Organization in Los Angeles, California through 1968. While in the Air Force, he played a vital role in the early research and development of laser guided missiles and smart bomb technology for both the Army and subsequently the Air Force. He also managed a subsystems program office while in the Air Force providing boost-phase guidance & control and telemetry equipment for all Atlas and Titan space launches at Cape Kennedy in Florida and Vandenberg Air Force Base in California. Mr. Baldwin received a Bachelor of Science degree from the U.S. Military Academy at West Point, New York and a Master of Science degree from the University of Alabama. Mr. Baldwin currently serves on the Board of Directors of ReGen Biologics and is Chairman of ReGen Biologics’ Audit Committee.

Paul G. Casner, Jr., 70, joined the Board of Directors on December 18, 2006. On April 30, 2005, Mr. Casner retired from DRS Technologies, Inc., a supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide, as Executive Vice President of Operations and Chief Operating Officer. Mr. Casner served at DRS Technologies as Executive Vice President of Operations since 1998 and Chief Operating Officer since 2000. Mr. Casner previously formed Technical Applications and Service Company (TAS) in 1991, which purchased the assets of the Norden Service Company and merged into DRS Technologies in 1993. Following the merger Mr. Casner became President of DRS Electronic Systems, a position he held until 1994. Previously, Mr. Casner served as President and Chief Executive Officer of the Norden Service Company, a company he joined in 1984 as Vice President in Charge of Maryland Operations, eventually advancing to the role of Senior Vice President of Engineering for all Norden Systems. In 1979, Mr. Casner co-founded American Computer and Electronics Corporation where he grew the military segment of the company and led the effort to develop a Console Emulation Capability, which was used by the U.S. Navy for combat training. After graduating from Drexel University, Mr. Casner joined the staff of The Johns Hopkins Applied Physics Laboratory (APL) and advanced to the status of Principal Staff. Mr. Casner earned a Bachelor of Science degree in Electrical Engineering from Drexel University and a Master of Science degree in Management Science from The Johns Hopkins University. He is a member of the Naval Reserve Association and is a Commodore of the Navy League of the United States, in addition to other professional affiliations. He has more than 40 years of defense industry experience, which includes several senior positions in business management, technical management, strategic planning and business development. In addition, Mr. Casner serves on the boards of ACE*COMM Corporation, Mirkros Systems Corporation, Atair Aerospace Inc. and Aurora Flight Sciences Corporation.

William F. “Mickey” Harley III, 44, joined the Board of Directors on February 7, 2007. Mr. Harley is President and Chief Investment Officer and is principally responsible for the investment decisions of Fursa Alternative Strategies LLC, a registered investment adviser. Before forming Fursa Alternative Strategies in 1996 Mr. Harley was the Head of Research at Milton Partners, LLC, an investment company. Mr. Harley joined Milton Partners in 1996, where he concentrated on analyzing investment opportunities, developing new investment strategies and managing the overall direction of the risk arbitrage portfolio. At the same time, he managed a proprietary-event driven distressed fund for Milton Partners. Before joining Milton Partners, Mr. Harley was a Vice President and Director of Allen and Company, a New York investment banking firm. At Allen and Company, Mr. Harley was responsible for the day-to-day management and investment strategies of the arbitrage department that had assets under management in excess of $150 million. While at Allen and Company, Mr. Harley also had investment banking responsibilities and co-managed proprietary funds focusing on turnarounds and banking. Mr. Harley graduated with a master’s degree in public and private management from Yale University’s School of Management in 1990. He also obtained a Bachelor of Science degree in chemical engineering and a Bachelor of Arts degree in economics from Yale University in 1986. Mr. Harley was elected to the Board of Directors on February 7, 2007, as described in a letter agreement (the “Letter Agreement”) dated January 31, 2007 between and among the Company, Fursa Alternative Strategies LLC, Mr. Harley and Chartwell Capital Investors II, L.P., the terms of which were previously reported by the Company in its Current Report on Form 8-K filed with the SEC on February 6, 2007.

William F. Leimkuhler, 56, joined the Board of Directors on May 3, 2006. Mr. Leimkuhler is the General Counsel and Director of Business Development of Paice Corporation, a privately held developer of advanced vehicle powertrains, a position he has held since 1999. From 1994 through 1999, he held various positions with Allen & Company, initially serving as the firm’s General Counsel. Prior to that, Mr. Leimkuhler was a corporate partner with the New York law firm of Werbel & Carnelutti (now Heller Ehrman White & McAuliffe), a firm he joined in 1984. Mr. Leimkuhler holds a Juris Doctor from New York University and a Bachelor of Science and a Master of Science from the Massachusetts Institute of Technology. Mr. Leimkuhler also serves as a director of Speedus Corp., which is engaged in healthcare and wireless telecommunications and other businesses, U.S. Neurosurgical, Inc., an owner and operator of stereotactic radiosurgery centers, and Argan, Inc., which provides a range of engineerings and construction services to the power industry, offers telecommunications infrastructure services and manufacturers and distributes nutritional supplements.

R. Doss McComas, 53, joined the Board of Directors in July 1995 and served as Chairman of the Board from April 21, 2006 until April 10, 2007. Since 2005, he has served as Vice President of TECORE Wireless Systems, Inc., a supplier of cellular protocol based wireless systems. From 2000 through 2006, he was President of LynxConnect, an internet service provider and President of Cybercommunitys, a community software provider. From 1999 through 2000, he served as President of Fortel Technologies, Inc., a communications service provider. From 1995 through 1999, he served as Chairman of Plexsys International, a cellular telephone infrastructure provider. From 1982 through 1995 he held positions with COMSAT RSI, a satellite control and network management company, and Radiation Systems, Inc., a public satellite and wireless communications antenna provider, including Group Vice President, Vice President of Acquisitions, Strategic Planning and International Marketing and General Counsel. He holds a Bachelor of Arts degree from Virginia Polytechnic Institute; a Master of Business Administration from Mt. Saint Mary’s University; and a Juris Doctor from Gonzaga University.

The Board of Directors unanimously recommends that stockholders vote “FOR” each of the Nominees.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board of Directors has appointed Bernstein & Pinchuk LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year. Bernstein & Pinchuk LLP, a firm of registered public accountants, has served as the Company’s independent registered public accounting firm since February 1, 2006. Bernstein & Pinchuk LLP will examine and report to stockholders on the consolidated financial statements of the Company and its subsidiaries.

The Board of Directors has put this proposal before the stockholders because the Board believes that seeking stockholder ratification of the Audit Committee’s appointment of the Company’s independent registered public accounting firm is good corporate practice. This vote is only advisory, because the Audit Committee has the sole authority to retain and dismiss the Company’s independent registered public accounting firm. If the appointment of Bernstein & Pinchuk LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement.

A representative of Bernstein & Pinchuk LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the Audit Committee’s appointment of Bernstein & Pinchuk LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year.

Principal Accountant Fees and Services

The following is a summary of fees recorded by the Company in fiscal years 2007 and 2006 for professional services rendered by Bernstein & Pinchuk LLP.

Fee Category	Fiscal 2007	Fiscal 2006
Audit fees	$211,004	$72,310
Audit-related fees	12,000	28,547
Tax fees	0	0
All other fees	0	0
Total fees	$223,004	$100,857

Audit Fees. Audit fees consist of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements, the audit of management’s assessment of its internal controls, review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, and services that are normally provided by an auditor in connection with statutory and regulatory filings.

Audit-Related Fees. Audit-related fees represent professional services rendered for assurance and related services that are reasonably related to the audit of the Company’s annual financial statements for the 2007 and 2006 fiscal years and the review of the financial statements included in the Company’s quarterly reports on Form 10-Q for the 2007 and 2006 fiscal years. These services included the review of a Registration Statement of the Company on Form S-3 and related amendments, employee benefit plan audits, and consultations concerning financial accounting and reporting standards and transactions.

Tax Fees. Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning.

All other Fees. Consists of fees billed for professional services, other than the services reported as “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

In accordance with the Company’s Audit Committee Charter, the Audit Committee approves in advance any and all audit services, including audit engagement fees and terms, and non-audit services provided to the Company by its independent auditors (subject to the de minimis exception for non-audit services contained in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), all as required by applicable law or listing standards. The independent auditors and the Company’s management are required to periodically report to the Audit Committee the extent of services provided by the independent auditors and the fees associated with these services.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditors are engaged to audit and express opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States, management’s assessment of the Company’s internal controls over financial reporting and the effectiveness of the Company’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements together with the results of management’s assessment of the internal controls over financial reporting with management and the Company’s independent registered public accounting firm. The Audit Committee has discussed with Bernstein & Pinchuk LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from Bernstein & Pinchuk LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Bernstein & Pinchuk LLP their independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007, for filing with the SEC.

Submitted by the members of the Audit Committee:

William Leimkuhler, Chairman

Paul G. Casner, Jr.

R. Doss McComas

Change in Independent Auditors

As reported in the Company’s Current Report on Form 8-K filed on January 23, 2006 with the SEC (the “Company’s January 23, 2006 8-K”), on January 17, 2006, the Company was notified by Grant Thornton LLP (“Grant Thornton”) that Grant Thornton resigned as the Company’s independent auditors.

As reported in the Company’s January 23, 2006 8-K, Grant Thornton’s audit reports on the Company’s consolidated financial statements for the fiscal years ended September 30, 2004 and 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

As reported in the Company’s January 23, 2006 8-K, during the Company’s fiscal years ended September 30, 2004 and 2005 and the subsequent interim period preceding the date of Grant Thornton’s resignation, there were no “disagreements,” as that term is defined in Item 304(a) of Regulation S-K and the instructions related thereto, with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of the disagreement(s) in connection with its report.

As reported in the Company’s January 23, 2006 Form 8-K, during the Company’s fiscal years ended September 30, 2004 and 2005 and the subsequent interim period preceding the date of Grant Thornton’s resignation, there were no “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the instructions related thereto.

As reported in the Company’s Current Report on Form 8-K filed on February 3, 2006 with the SEC (the “Company’s February 2006 8-K”), on February 1, 2006, the Company had selected and engaged Bernstein & Pinchuk LLP as the Company’s independent auditors to audit the Company’s books and records for fiscal year 2006. The engagement of Bernstein & Pinchuk LLP was recommended and approved by the Audit Committee of the Company on February 1, 2006.

As reported in the Company’s February 2006 8-K, during the Company’s fiscal years ended September 30, 2004 and 2005 and the subsequent interim period prior to the engagement of Bernstein & Pinchuk the Company has not (nor has someone on the Company’s behalf) consulted Bernstein & Pinchuk LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and either a written report was provided to the Company or oral advice was provided that Bernstein & Pinchuk LLP concluded was an important factor considered by the Company as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304 of Regulation S-K and the instructions related thereto, or a “reportable event,” as that term is defined in Item 304 of Regulation S-K and the instructions related thereto.

PROPOSAL NO. 3

APPROVAL OF THE INTEGRAL SYSTEMS, INC. 2008 STOCK INCENTIVE PLAN

Overview

We believe that our long-term interests are best advanced by aligning the interests of our key employees (including officers), non-employee directors and certain service providers with the interests of our stockholders. Therefore, to attract, retain and motivate key employees (including officers), non-employee directors and certain service providers, and in recognition of the significant contributions to the performance and growth of the Company and its subsidiaries made by these individuals, on December 5, 2007, the Board of Directors adopted, subject to stockholder approval, the Integral Systems, Inc. 2008 Stock Incentive Plan. Approval of the plan will permit the Company to continue to use stock-based compensation to align stockholder and employee interests and to motivate employees (including officers), non-employee directors and certain service providers.

The plan enables the Compensation Committee to award incentive and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, any of which may be performance-based, with vesting and other award provisions that provide effective incentives to Company employees (including officers), non-employee directors and certain service providers and alignment of stockholder, management and director interests.

Currently, our equity-based compensation programs are administered under the 2002 Stock Option Plan (referred to here as the “Prior Plan”). This Proposal No. 3 seeks stockholder approval of a new equity-based compensation plan. If approved, the new plan will replace the Prior Plan and will become the sole plan for providing equity-based incentive compensation to eligible employees, non-employee directors and service providers. As described in more detail below, if stockholders approve the new plan, the shares that remain available for grant under the Prior Plan will be assumed by the new plan. No further awards will be granted under the Prior Plan from and after the date of stockholder approval of the new plan.

The following is a list of some of the plan features that the Board of Directors believes are consistent with the interests of stockholders and sound corporate governance practices.

•

Option Exercise Prices Must Not Be Lower than Fair Market Value. The plan prohibits granting options or stock appreciation rights with exercise prices lower than the fair market value of underlying shares on the grant date, except in connection with substitute or replacement awards made in connection with a merger or other corporate acquisition.

•

No Repricings Without Stockholder Approval. Other than in connection with a stock-split, reverse stock-split or similar change in the number of outstanding shares, the plan prohibits the repricing of stock options and stock appreciation rights without the approval of stockholders. This provision applies to both direct repricings (lowering the exercise price or strike price of a stock option or stock appreciation right) as well as indirect repricings (canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price).

The Board of Directors believes that it is in the best interests of the Company and its stockholders to continue to provide for an equity incentive plan under which equity-based compensation awards made to the Company’s named executive officers (other than the chief financial officer) can qualify for deductibility by the Company for federal income tax purposes. Accordingly, the plan has been structured in a manner such that awards under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). In general, under Section 162(m), in order for us to be able to deduct compensation in excess of $1 million paid in any one year to our named executive officers listed on page 33 (other than the chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders. For purposes of Section 162(m) the material terms include:

•	the employees eligible to receive compensation;

•	a description of the business criteria on which the performance goal be based; and

•	the maximum amount of compensation that can be paid to an employee under the performance goal.

With respect to awards under the plan, each of these aspects is discussed below, and stockholder approval of the plan is intended to constitute approval of each of these aspects of the plan for purposes of the approval requirements of Section 162(m).

In summary, the Board of Directors believes that stockholder approval of this Proposal No. 3 is necessary to remain competitive in our industry and that the proposal is consistent with the Company’s compensation policy for senior management and employees.

Summary of the 2008 Stock Incentive Plan

The following description of the plan is not intended to be complete and is qualified in its entirety by the complete text of the plan, which is attached to this proxy statement as Appendix A. Stockholders are urged to read the plan in its entirety. Any capitalized terms that are used in this summary description but are not defined here or elsewhere in this proxy statement have the meanings assigned to them in the plan.

Background and Purpose of the Plan. Our Board of Directors adopted the plan on December 5, 2007, subject to approval by stockholders at the 2008 Annual Meeting. If approved by stockholders, the plan will replace our existing 2002 Stock Option Plan, which is the only other equity plan we have currently in effect. See Stock Subject to Plan below. If the 2008 plan is approved by stockholders, the Prior Plan will be frozen, and awards will no longer be made under the Prior Plan.

The purpose of the plan is to provide employees (including officers), non-employee directors and certain service providers with incentives for the future performance of services that are linked to the profitability of the Company’s businesses and to the interests of its stockholders. The plan is also intended to encourage employees (including officers), non-employee directors and certain service providers to own Company stock, so that they may establish or increase their proprietary interest in the Company and align their interests with the interests of the stockholders.

Description of Principal Features of the Plan. The following description of the plan is not intended to be complete and is qualified in its entirety by the complete text of the plan, which is attached to this proxy statement as Appendix A. The proposed plan is substantially similar to the Company’s existing equity-based incentive compensation plans, although it reflects the enhancements described above as well as changes to conform provisions with new accounting rules and tax laws. Stockholders are urged to read the plan in its entirety. Any capitalized terms that are used in this summary description but are not defined here or elsewhere in this proxy statement have the meanings assigned to them in the plan.

Types of Awards Under the Plan. The plan allows the following types of awards:

•	Stock options (both incentive stock options (ISOs) and “non-qualified” stock options);

•	Stock appreciation rights (SARs), alone or in conjunction with stock options; and

•	Shares of restricted stock and restricted stock units (RSUs).

Administration. The plan is administered by the Compensation Committee of the Board of Directors. Members of the Compensation Committee may be replaced by the Board of Directors. The Compensation Committee has broad authority, subject to the provisions of the plan, to administer and interpret the plan, including, without limitation, the authority to:

•	prescribe, amend and rescind rules and regulations relating to the plan and to define terms not otherwise defined in the plan;

•	determine which persons are plan participants, to which of such participants awards will be granted and the timing of any such awards;

•

grant awards and determine the terms and conditions of those grants, including the number of shares subject to awards and the exercise or purchase price of such shares and the circumstances under which awards become exercisable or vested or are forfeited or expire;

•	establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any award;

•

prescribe and amend the terms of the agreements or other documents evidencing awards and the terms of or form of any document or notice required to be delivered to the Company by participants under the plan;

•	determine the extent to which adjustments are required in relation to changes in the Company’s capitalization, such as stock-splits, reverse stock-splits or dividends;

•

interpret and construe the plan, any rules and regulations under the plan and the terms and conditions of any award, and to make exceptions to any such provisions in good faith in extraordinary circumstances; and

•	make all other determinations deemed necessary or advisable for the administration of the plan.

All decisions and actions of the Compensation Committee are final and binding on all participants. Subject to certain limitations, the Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things the Committee is authorized and empowered to do or perform under the plan. The plan permits the Company’s Board of Directors to exercise the Compensation Committee’s powers, other than with respect to matters required by law to be determined by the Compensation Committee. The Compensation Committee does not have the authority to reduce the exercise price for any stock option or stock appreciation right by repricing or replacing that stock option or stock appreciation right unless the Company has obtained the prior consent of its stockholders. The Committee may delegate any or all aspects of the day-to-day administration of the plan to one or more officers or employees of the Company or any subsidiary, and/or to one or more agents.

Stock Subject to Plan. The maximum number of shares that may be issued under the plan is equal to 900,000 plus (a) any shares that remain available for issuance under the Prior Plan and (b) any awards under the Prior Plan that remain outstanding or that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable shares). As of December 18, 2007, a total of 87,400 shares remained available for awards under the Prior Plan, and a total of 612,547 shares were subject to outstanding awards under the Prior Plan. Of the 612,547 shares subject to outstanding option awards, the weighted average remaining contractual term was 3.24 years with a weighted average exercise price of $22.41.

Shares of Common Stock issued under the plan may be either authorized and unissued shares or previously issued shares acquired by the Company. On termination or expiration of an unexercised option, SAR or other stock-based award under the plan (including cancelled or otherwise terminated options under the plans that were integrated into the plan), in whole or in part, the number of shares of Common Stock subject to such award again becomes available for grant under the plan. Any shares of restricted stock forfeited as described below will become available for grant. The plan provides that shares retained by or delivered to us to pay the exercise price or withholding taxes in connection with the exercise of an outstanding stock option, unissued shares resulting from the settlement of stock appreciation rights in stock and shares we purchase in the open market do not become available for issuance as future awards under the plan. Under the plan, no single participant may be granted awards covering more than 500,000 shares of Common Stock in any fiscal year. The maximum number of shares of Common Stock that may be issued pursuant to stock options intended to be incentive stock options is 900,000 shares.

In the event of any change in capitalization of the Company, such as a stock split, corporate transaction, merger, consolidation, separation, spin off, or other distribution of stock or property of the Company, any reorganization, any partial or complete liquidation of the Company or any extraordinary cash or stock dividend, the Compensation Committee will make appropriate substitutions or adjustments in the aggregate number and kind of shares reserved for issuance under the plan, in the share limitations for awards set forth in the plan and in the number of shares subject to and exercise price of outstanding awards, or will make such other equitable substitution or adjustments as it may determine to be appropriate.

Eligibility. Employees (including officers), non-employee directors and certain service providers are eligible for grants under the plan. The Board of Directors has identified these classes of individuals as those whose services are linked most directly to the profitability of our businesses and to the interests of our stockholders. In determining the persons to whom grants will be awarded and the number of shares to be covered by each grant, the Compensation Committee may take into account, among other things, the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Compensation Committee deems relevant in connection with accomplishing the purpose of the plan. Because awards are established at the discretion of the Compensation Committee subject to the limits described above, the number of shares that may be granted to any participant under the plan cannot be determined.

Terms and Conditions of Stock Options. Stock options granted to participants may be granted alone or in addition to other awards granted under the plan and may be of two types: (i) incentive stock options within the meaning of Section 422 of the Internal Revenue Code; or (ii) non-qualified stock options, which are not intended to be incentive stock options. All stock options granted under the plan will be evidenced by a written agreement between the Company and the participant. Each agreement will provide, among other things, whether it is intended to be an agreement for an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option, which may not exceed 10 years, and other terms and conditions.

Subject to the express provisions of the plan, options generally may be exercised over such period, in installments or otherwise, as the Compensation Committee may determine. If the Compensation Committee provides that any stock option is exercisable only in installments, the Compensation Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as it, in its sole discretion, deems appropriate, and the Compensation Committee may at any time accelerate the exercisability of any stock option.

The exercise price for any stock option granted may not be less than the fair market value of the Common Stock subject to that option on the grant date. There is one exception to this requirement. This exception allows the exercise price per share with respect to an option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity to be less than 100% of the fair market value on the grant date if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price may be paid in shares, cash or a combination thereof, as determined by the Compensation Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares and withholding of shares deliverable upon exercise.

Options granted under the plan may not be transferred except by will or by the laws of descent and distribution, and each option or Stock Appreciation Right shall be exercisable only by the participant during his or her lifetime.

Following termination of employment, the participant’s right to exercise an option then held shall be determined by the Compensation Committee and set forth in an award agreement. In all cases, individual option agreements may provide for different terms, and in no case may an option be exercised after the expiration of its term.

Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights may be granted alone (“freestanding SARs”) or in conjunction with all or part of a stock option (“tandem SARs”). Upon exercising an SAR, the participant is entitled to receive the amount by which the fair market value of the Common Stock at the time of exercise exceeds the strike price of the SAR. The strike price of a freestanding SAR will be specified in the award agreement and is subject to the same limitations as the exercise price of an option. The strike price of a tandem SAR is the same as the exercise price of the related option. This amount is payable in Common Stock, cash, or a combination of Common Stock and cash, at the Compensation Committee’s discretion. The other terms and conditions that apply to stock options, including the provisions that apply in the event of a participant’s termination of employment, also generally apply to freestanding SARs.

A participant may exercise a freestanding SAR in the manner determined by the Compensation Committee and specified in the award agreement, but may only exercise a tandem SAR if the related stock option is also exercisable. A participant’s tandem SAR will not be exercisable if the participant has already exercised the related stock option, or if that option has terminated. See Terms and Conditions of Stock Options for details. Similarly, once a participant exercises a tandem SAR, the related stock options will no longer be exercisable.

Terms and Conditions of Restricted Stock and RSUs. A restricted stock award is an award of Common Shares (as defined in the plan) with restrictions that lapse in installments over a vesting period following the grant date. The plan also allows for restricted stock treated as a performance award, under which the grant, issuance or vesting of an award would be based on satisfaction of pre-established objective performance criteria over a performance period of at least one year. A restricted stock unit, or RSU, provides for the issuance of shares of stock following the vesting date or dates associated with the award.

Shares of restricted stock and RSUs may be awarded either alone or in addition to other awards granted under the plan. The Compensation Committee will determine the eligible individuals to whom grants will be awarded, and the terms and conditions of the grants subject to the limitations contained in the plan.

Unless otherwise determined by the Compensation Committee, the recipient of a restricted stock award will have, with respect to the shares of restricted stock, all of the rights of a stockholder of the Company holding the type of shares that are the subject of the restricted stock, including, if applicable, the right to vote the shares and receive any cash dividends (which may be deferred by the Compensation Committee and reinvested in additional restricted stock). Holders of RSUs are not entitled to voting rights in the shares of Common Stock underlying their units until the underlying shares are actually reflected as issued and outstanding shares on the Company’s stock ledger. Common Shares (as defined in the plan) underlying the RSUs shall not have rights to receive dividends or dividend equivalents, unless otherwise provided by the Compensation Committee.

Performance Goals May Apply to Stock Options, Stock Appreciation Rights, Restricted Stock and RSUs. The Compensation Committee may specify certain performance criteria, which must be satisfied before stock options, stock appreciation rights, restricted stock and RSUs will be granted or will vest.

“Performance goals” means the specific objectives that may be established by the Compensation Committee, from time to time, with respect to a grant. These objectives may be based on the attainment of specified levels of one or more of the following measures, applied to either the Company as a whole or to a business unit or a subsidiary or division, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, as applicable: (i) cash flow (before or after dividends), (ii) earnings or earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital or investment (including return on total capital, return on invested capital, or return on investment), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) bookings, (xxi) backlog, or (xxii) customer service.

Under the plan and to the extent consistent with Section 162(m) of the Code, the Compensation Committee (i) may adjust any evaluation of performance under a performance goal to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all determined in accordance with Accounting Principles Board Opinion No. 30 or other applicable or successor accounting provisions, and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (ii) may appropriately adjust any evaluation of performance under a Quality Performance Criteria to exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation, claims, judgments or settlements; (c) the effect of change in tax law or other such law or provisions affecting reported results, (d) accruals for reorganization and restructuring programs and (e) accruals of any amounts for payment under the plan or any other compensation arrangement maintained by the Company. Performance goals established by the Compensation Committee may be different with respect to different grantees. The Compensation Committee has the authority to make equitable adjustments to any performance goal.

With respect to grants made to our named executive officers (other than the chief financial officer), the vesting or payment of which are to be made subject to performance goals, the Compensation Committee may design such grants or a portion of them to comply with the applicable provisions of Section 162(m) of the Internal Revenue Code, including, without limitation, those provisions relating to the pre-establishment and certification of those performance goals. With respect to grants not intended to comply with Section 162(m) officers, performance goals may also include such individual or subjective performance criteria as the Compensation Committee may, from time to time, establish. Performance goals applicable to any grant may include a threshold level of performance below which no portion of the grant will become vested or payable, and levels of performance at which specified percentages of such grant will become vested or payable.

Amendment and Termination. The Board of Directors has the right to amend, alter, suspend or terminate the plan at any time; provided, however, that, without the approval of stockholders, no amendment may increase the maximum number of shares which may be granted pursuant to awards issued under the plan or permit the grant of stock options or SARs with exercise prices below market price in situations other than in connection with changes in the Company’s capitalization or reduce the exercise price of outstanding options or SARs. In addition, no other amendment or alteration, or any suspension, discontinuation or termination will be made without stockholder approval if the approval is required by applicable law or listing requirements. Further, no such amendment, alteration, suspension, discontinuation or termination can be made, except as required by applicable law or stock exchange or accounting rules, without the consent of a participant if that action would impair the participant’s rights under any award, unless the Compensation Committee determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for the Company, the plan or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard. If approved by stockholders, unless earlier terminated by the Board of Directors, the plan will continue in effect until December 5, 2017.

Repricings. The plan prohibits the repricing of stock options and stock appreciation rights without the approval of the stockholders. This provision applies to both direct repricings (lowering the exercise price or strike price of a stock option or stock appreciation right) as well as indirect repricings (canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price or strike price).

New Plan Benefits. Because benefits under the plan will depend on the Compensation Committee’s actions and the fair market value of the Common Stock at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers and other employees if the plan is approved by stockholders. As of December 18, 2007, the closing price of our Common Stock was $22.82 per share.

U.S. Federal Income Tax Consequences. The following tax discussion is a brief summary of current U.S. federal income tax law applicable to stock options as of January 8, 2007. The discussion is intended solely for general information and does not make specific representations to any option award recipient. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

Stock Options. The grant of a non-qualified stock option (NSO) is not a taxable event for the optionee and the Company obtains no deduction from the grant of the NSO. Upon the exercise of a NSO, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be taxed to the optionee as ordinary income. In general, the Company will be entitled to a deduction in the same amount. In general, the optionee’s tax basis in the shares acquired by exercising a NSO is equal to the fair market value of such shares on the date of exercise. Upon a subsequent sale of any such shares in a taxable transaction, the optionee will realize capital gain or loss (long-term or short-term, depending on how long the shares were held before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.

Special rules apply if an optionee pays the exercise price upon exercise of NSOs with previously acquired shares of stock. Such a transaction is treated as a tax-free exchange of the old shares for the same number of new shares. To that extent, the optionee’s basis in a portion of the new shares will be the same as his or her basis in the old shares, and the capital gain holding period runs without interruption from the date when the old shares were acquired. The optionee will be taxed for ordinary income on the amount of the difference between (a) the value of any new shares received and (b) the fair market value of any old shares surrendered plus any cash the optionee pays for the new shares. The optionee’s basis in the additional shares (i.e., the shares acquired upon exercise of the option in excess of the shares surrendered) is equal to the fair market value of such shares on the date the shares were transferred, and the capital gain holding period commences on the same date. The effect of these rules is to defer the date when any gain in the old shares that are used to buy new shares must be recognized for tax purposes. Stated differently, these rules allow an optionee to finance the exercise of a NSO by using shares of stock that he or she already owns, without paying current tax on any unrealized appreciation in those old shares.

In general, no taxable income is realized by an optionee upon the grant of an incentive stock option (ISO). If shares of Common Stock are issued to a participant pursuant to the exercise of an ISO granted under the plan and the participant does not dispose of such shares within the two-year period after the date of grant or within one year after the receipt of such shares by the participant (a “disqualifying disposition”), then, generally (a) the participant will not realize ordinary income upon exercise and (b) upon sale of such shares, any amount realized in excess of the exercise price paid for the shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the Common Stock on the exercise date of an incentive stock option exceeds the purchase price generally will constitute an item, which increases the participant’s “alternative minimum taxable income.” The Company will not be entitled to a deduction if the participant disposes of the shares other than in a disqualifying disposition.

If shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares. In general, the Company will be entitled to a deduction generally equal to the amount of the ordinary income recognized by the participant.

Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as a non-qualified stock option as discussed above.

Stock Appreciation Rights. The grant of a stock appreciation right is generally not a taxable event for a participant. Upon exercise of the stock appreciation right, the participant will generally recognize ordinary income equal to the cash or the fair market value of any shares received. The participant will be subject to income tax withholding at the time when the ordinary income is recognized. The Company will generally be entitled to a tax deduction at the same time for the same amount. The participant’s subsequent sale of any shares received upon exercise of a stock appreciation right generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains or losses will be taxable as capital gains (long-term or short-term, depending on how long the shares were held before the sale).

Restricted Stock and Restricted Stock Units. Grantees of restricted stock or restricted stock units do not recognize income at the time of the grant of such restricted stock or restricted stock units. However, when the restricted stock or restricted stock units vest or are paid, as applicable, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the Company will generally receive a corresponding deduction.

A participant could, within 30 days after the date of an award of restricted stock (but not an award of restricted stock units), elect under Section 83(b) of the Code to report compensation income for the tax year in which the award of restricted stock occurs. If the participant makes such an election, the amount of compensation income would be the value of the restricted stock at the time of grant. Any later appreciation in the value of the restricted stock would be treated as capital gain and realized only upon the sale of the stock subject to the award of restricted stock. If, however, restricted stock is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount earlier taken into income. Upon the sale of shares subject to the restricted stock, a participant would realize capital gain (or loss) in the amount of the difference between the sale price and the value of the shares previously reported by the participant as compensation income.

In connection with awards under the plan, the Company may withhold from any cash otherwise payable to a participant or require a participant to remit to the Company an amount sufficient to satisfy federal, state, local and foreign withholding taxes. Tax withholding obligations could be satisfied by withholding shares to be received upon exercise of an option or stock appreciation right, the vesting of restricted stock, or the payment of a restricted stock unit or performance award unit or by delivery to the Company of previously owned shares of Common Stock subject to certain holding period requirements.

Potential Limitation on Company Deductions. As described above, Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to awards under the plan, either of their own or when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. The plan is designed to allow grants of awards that are “performance based” within this definition.

The Board of Directors unanimously recommends that stockholders vote “FOR” the approval of the Integral Systems, Inc. 2008 Stock Incentive Plan.

PROPOSAL NO. 4

APPROVAL OF THE INTEGRAL SYSTEMS, INC.

EMPLOYEE STOCK PURCHASE PLAN

Overview

On December 5, 2007, the Board of Directors adopted, subject to stockholder approval, the Integral Systems, Inc. Employee Stock Purchase Plan (the “ESPP”). The purpose of the ESPP is to encourage and enable our eligible employees and the employees of our subsidiaries to acquire a proprietary interest in us through the ownership of our Common Stock. A maximum of 1,000,000 Common Stock may be purchased under the ESPP. The ESPP, and the rights of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. There currently are approximately 470 employees who would be eligible to participate in the ESPP.

Summary of the ESPP

The following description of the ESPP is not intended to be complete and is qualified in its entirety by the complete text of the ESPP, which is attached to this proxy statement as Appendix B. Stockholders are urged to read the ESPP in its entirety. Any capitalized terms that are used in this summary description but are not defined here or elsewhere in this proxy statement have the meanings assigned to them in the ESPP.

Administration. The ESPP is administered by the Compensation Committee of the Board of Directors. All questions of interpretation of the ESPP are determined by the Compensation Committee, whose decisions are final and binding upon all participants. The Compensation Committee may delegate its responsibilities under the ESPP to one or more other persons.

Eligibility. Each employee who has six months of continuous service as of the beginning of the applicable subscription period, is scheduled to work 20 or more hours per week, and whose customary employment is more than five months in a calendar year is eligible to participate in the ESPP.

Subscription Periods. There are four quarterly subscription periods in each calendar year. Each subscription period begins on the first day of a calendar quarter and ends on the last day of that quarter (the “exercise date”). The first subscription period for the ESPP will commence on April 1, 2008 and end on June 30, 2008.

An eligible employee may begin participating in the ESPP effective at the beginning of a subscription period. Once enrolled in the ESPP, a participant is able to purchase our Common Stock with payroll deductions at the end of the applicable subscription period. Once a subscription period is over, a participant is automatically enrolled in the next subscription period unless the participant chooses to withdraw from the ESPP.

Purchase Price. The purchase price per share at which shares are purchased under the ESPP is equal to 85% of the fair market value of the Common Stock on the last day of the subscription period or such other percentage of fair market value (not less than 85%) determined by the Compensation Committee.

Payment of Purchase Price; Payroll Deductions. A participant may designate payroll deductions to be used to purchase shares equal to a percentage of the participant’s compensation that is at least 1% and that does not exceed a maximum rate set by the Compensation Committee (which rate may be changed from time to time, but in no event shall be greater than 10%). A participant may only change the percentage of compensation that is deducted to purchase shares under the ESPP (other than to withdraw entirely from the ESPP, as described below) effective at the beginning of a subscription period.

At the end of each subscription period, unless the participant has withdrawn from the ESPP, payroll deductions are applied automatically to purchase Common Stock at the price described above. The number of shares purchased is determined by dividing the payroll deductions by the applicable purchase price. Fractional shares are issued, so no funds will be carried over to the next subscription period.

Limitations. In the event of a share dividend, share split, reverse share split, recapitalization, reorganization, merger, spin-off, or similar event affecting our Common Stock, the Compensation Committee will appropriately adjust the number of shares available under the ESPP.

A participant is not permitted to purchase shares under the ESPP if the participant would own Common Stock possessing 5% or more of the total combined voting power or value of all classes of our Common Stock. A participant is also not permitted to purchase Common Stock with a fair market value in excess of $25,000 in any one calendar year. A participant does not have the rights of a stockholder until the shares are actually owned by the participant.

Non-transferability. Rights to purchase Common Stock under the ESPP may not be transferred by a participant and may be exercised during a participant’s lifetime only by the participant.

Amendment and Termination. The Board of Directors has the power to amend or terminate the ESPP at any time, except that the Board may not, without first obtaining stockholder approval, increase the number of shares reserved under the ESPP other than as otherwise provided in the ESPP, change the definition of a subsidiary under the ESPP or materially change the eligibility requirements to participate in the ESPP.

U.S. Federal Income Tax Consequences. The following tax discussion is a brief summary of current U.S. federal income tax law applicable to employee stock purchase plans as of January 8, 2008. The discussion is intended solely for general information and does not make specific representations to any ESPP participant. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A participant’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

No income will be taxable to a participant at the time of the grant of the right to purchase shares or the actual purchase of the shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the participant’s holding period. Payroll deductions under the ESPP will be subject to income tax and the normal tax withholding rules.

If the shares have been held by the participant for more than two years after the date of option grant (i.e., the beginning of the applicable subscription period), the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price for the shares or (b) the excess of the fair market value of the shares at the time the option was granted over the purchase price for the shares (determined based on the fair market value of the shares on that date) will be treated as ordinary income, and any further gain will be treated as long-term capital gain. If the shares are disposed of before the expiration of this holding period, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares within two years from the beginning of the applicable subscription period.

The Board of Directors unanimously recommends that stockholders vote “FOR” the approval of the Integral Systems, Inc. Employee Stock Purchase Plan.

OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of December 18, 2007, by (i) each person known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) the nominees and each current director and named executive officer of the Company and (iii) all executive officers and directors as a group. Except as indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned. Except as indicated, the address of each of the persons named in the table is that of the Company’s principal executive offices.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percent of Class
Five Percent stockholders:
Fursa Alternative Strategies LLC 200 Park Avenue, 54th Floor New York, NY 10166-3399	1,064,972	(1)	11.1%

Royce & Associates, LLC 1414 Avenue of the Americas, 9th Floor New York, NY 10019-2578	1,161,491	(2)	12.1%

Brown Advisory Holdings Incorporated 901 South Bond Street, Suite 400 Baltimore, MD 21231	1,021,601	(3)	10.6%

Ashford Capital Management, Inc. 1 Walkers Mill Road Wilmington, DE 19807-2317	742,200	(4)	7.7%

Chartwell Capital Investors II, L.P. 3120 Independent Square Jacksonville, Florida 32202	514,906	(5)	5.5%

Executive Officers, Directors and Nominees:
John M. Albertine (6)	10,000		*
Alan W. Baldwin (6)	55,000		*
Paul G. Casner, Jr. (6)	10,000		*
William F. Harley III (6)(7)	5,000		*
William F. Leimkuhler (6)	27,242		*
R. Doss McComas (6)	40,000		*
William M. Bambarger, Jr. (6)	—		—
Elaine M. Brown (6)	17,394		*
Stuart C. Daughtridge (6)	20,084		*
Peter J. Gaffney (6)	51,327		*
Thomas L. Gough (6)(8)	118,557		1.3%
William R. Lewis (6)(9)	20,000		*
James G. Schuetzle (6)	18,903		*
Patrick R. Woods (6)(10)	11,687		*
All Directors and Executive Officers as a group (14 persons)	405,194		4.2%

*	Less than one percent of the Common Stock outstanding.

(1)	Based on a Schedule 13D/A filed by Fursa Alternative Investment Strategies LLC on October 9, 2007. The reporting person has sole voting power and sole dispositive power with respect to all 1,064,972 shares.

(2)	Based on a Schedule 13G/A filed by Royce & Associates, LLC on August 2, 2007. The reporting person has sole voting power and sole dispositive power with respect to all 1,161,491 shares.

(3)	Based on a Schedule 13G/A filed by Brown Advisory Holdings Incorporated on February 13, 2007. The reporting person has sole voting power with respect to no shares, shared voting power with respect to no shares, sole dispositive power with respect to no shares, and shared dispositive power with respect to all 1,021,601 shares.

(4)	Based on a Schedule 13G/A filed by Ashford Capital Management, Inc. on February 13, 2007. The reporting person has sole voting power and sole dispositive power with respect to all 742,200 shares.

(5)	Based on a Schedule 13G/A filed by Chartwell Capital Investors II, L.P. on February 14, 2002. The reporting person has sole voting power and sole dispositive power with respect to all 514,906 shares.

(6)	Includes shares subject to options currently exercisable or exercisable within 60 days of December 18, 2007, as follows: Mr. Albertine: 10,000 shares; Mr. Baldwin: 55,000 shares; Mr. Casner: 10,000 shares; Mr. Harley: 5,000 shares; Mr. Leimkuhler: 25,000 shares; Mr. McComas: 40,000 shares; Mr. Bambarger: 0 shares; Ms. Brown: 5,062 shares; Mr. Daughtridge: 15,200 shares; Mr. Gaffney: 42,000 shares; Mr. Gough: 1,200 shares; Mr. Lewis: 20,000 shares; Mr. Schuetzle: 15,700 shares; and Mr. Woods: 0 shares.

(7)	Mr. Harley serves as President and Chief Investment Officer of Fursa Alternative Strategies LLC, a registered investment adviser that beneficially owns on behalf of affiliated funds 11.1% of the Company’s shares. Mr. Harley disclaims beneficial ownership of such shares.

(8)	Mr. Gough resigned as President and a Director of the Company, effective May 30, 2007.

(9)	Mr. Lewis’s employment with the Company has been terminated effective as of February 28, 2008.

(10)	Mr. Woods ceased employment with the Company effective as of April 2, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires the Company’s officers and directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership of the Company’s Common Stock with the SEC and NASDAQ. Based on a review of the copies of such reports, the Company believes that during the fiscal year ending September 30, 2007 its executive officers, directors and greater than ten percent stockholders filed on a timely basis all reports due under Section 16(a) of the Exchange Act, with the following exceptions, each of which was due to an administrative error: (i) a Form 4 reporting a stock option award to each of Messrs. Baldwin and Albertine; and (ii) a Form 4 reporting the sale of Common Stock by each of Mr. Gough, Ms. Brown and Fursa Alternative Strategies LLC.

Our Executive Officers

Set forth below is certain information regarding the Executive Officers of the Company not currently serving on the Board of Directors. The age shown below for each executive officer is as of February 20, 2008, which is the date of the Annual Meeting.

Executive Officers:	Age	Position
William M. Bambarger, Jr.	43	Chief Financial Officer and Treasurer
Elaine M. Brown	44	Executive Vice President, Administration
Stuart C. Daughtridge	44	Executive Vice President, Commercial Division
Peter J. Gaffney	48	Executive Vice President, New Business Development and Technology
James G. Schuetzle	53	Executive Vice President, Government Division

William M. Bambarger, Jr., 43, joined the Company in September 2007 as Chief Financial Officer and was appointed Treasurer on December 5, 2007. Mr. Bambarger previously served as Senior Vice President, Corporate Controller and Chief Accounting Officer at Energy Solutions, LLC (formerly Duratek Inc.), a full-service nuclear fuel cycle company. Prior to joining Duratek in 2001 Mr. Bambarger served as Director of Corporate Accounting for McCormick and Company from 2000 to 2001. Mr. Bambarger holds a Bachelor of Science degree in Accounting from the University of Baltimore and is a Certified Public Accountant.

Elaine M. Brown, 44, joined the Company in 1983. Ms. Brown currently serves as Executive Vice President, Administration, a position she has held since May 2007. She has served as an Executive Vice President since April 2002 and served as Chief Financial Officer until May 2007. In February 2000, she was appointed Secretary and Treasurer. She held the Treasurer position until August 2007. In March 1997, Ms. Brown was appointed Vice President and Chief Financial Officer. She served as Staff Accountant/Personnel Administrator until January 1995, when she was promoted to Controller/Director of Accounting. She holds a Bachelor of Science degree in Accounting from the University of Maryland and is a Certified Public Accountant.

Stuart C. Daughtridge, 44, joined the Company in January 1999. Mr. Daughtridge currently serves as Executive Vice President, Commercial Division, a position he has held since October 2004. In February 2000, he was appointed Vice President of the Commercial Division. From January 1999 to February 2000, he was a senior program manager for the Orion 1, 2 and 3 and New Skies Satellite programs. Prior to joining the Company, Mr. Daughtridge worked in several management positions in the spacecraft engineering and satellite operations division of Orion Satellite Corporation (which later became part of Loral Space & Communications). His last position at Orion was Director of Satellite Operations. From 1990 to 1992, he worked at INTELSAT in spacecraft engineering and satellite operations for the INTELSAT-K spacecraft and the INTELSAT V, IV and VII series of satellites. From 1986 to 1990, he worked for Contel Corporation (which later became part of GTE Corporation) as a spacecraft engineer for NASA’s Tracking and Data Relay Satellite System. Mr. Daughtridge holds a Bachelor of Science degree in Electrical Engineering from Lafayette College.

Peter J. Gaffney, 48, joined the Company in 1986. Mr. Gaffney currently serves as Executive Vice President, New Business Development and Technology, a position he has held since June 2007. Mr. Gaffney served as Chief Executive Officer of the Company from April 2006 to May 2007 and director of the Company from May 2006 to May 2007. He served as Chief Operating Officer and Executive Vice President, Government Division from August 2005 until April 2006. He served as Executive Vice President, Commercial Products from April 2002 until August 2005. From February 2000 until April 2002, Mr. Gaffney served as Vice President, Commercial Products. From May 1999 until February 2000, he served as Vice President, Commercial Division. In 1992, he became a project manager for EPOCH 2000 ground systems programs, which included the Command and Range Generator project for GE Americom, the Loral Skynet Telstar 3, 4, and 5 ground systems, and the Echostar 1, 2, 3, and 4 ground systems. From 1986 to 1992, he worked on simulators for the Company’s DMSP and Tiros programs. Prior to joining the Company, Mr. Gaffney was a design engineer for the General Electric Co., where he worked on the DSCS, Milstar, Landsat, and Spot satellite programs. Mr. Gaffney holds a Bachelor of Science degree in Electrical Engineering from the University of Maryland.

James G. Schuetzle, 53, joined the Company in 1998. Mr. Schuetzle currently serves as Executive Vice President, Government Division, a position he has held since August 2006. Mr. Schuetzle served as Vice President, Government Division from April 2006 to August 2006 and as Vice President of Air Force Programs from April 2002 to April 2006. Mr. Schuetzle started with the Company in 1998 as the Program Manager for the NOAA Polar Antenna Systems Integration contract and, in 2001, became the Program Manager for the Air Force Command and Control System—Consolidated contract. Before joining the Company, Mr. Schuetzle worked for the Lockheed Martin Corporation (formerly Loral Aerospace) from 1984 to 1996. While at Lockheed, Mr. Schuetzle held the positions of Manager of Research & Development and Manager of Mission Operations for the N-STAR satellite program. Mr. Schuetzle holds Bachelor of Science degrees in Computer Science and Business Administration from the University of Maryland.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Committee Report

The Compensation Committee, which is composed solely of independent members of the Board of Directors, assists the Board of Directors in fulfilling its responsibilities relating to executive compensation. The Compensation Committee is responsible for overseeing compensation programs that enable the Company to attract, retain and motivate executives capable of establishing and implementing business plans in the best interests of the stockholders. The Compensation Committee, on behalf of and in certain instances subject to the approval of the Board of Directors, reviews and approves compensation programs for certain senior officer positions. In this context, the Compensation Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis required by Section 402(b) of Regulation S-K. Following the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this proxy statement.

Submitted by the members of the Compensation Committee:

Paul G. Casner, Jr., Chairman

John M. Albertine

William F. Leimkuhler

R. Doss McComas

Compensation Discussion and Analysis

This section describes our compensation strategy, programs and practices for the executive officers listed in the Summary Compensation Table that follows this discussion. In this proxy statement, we refer to these individuals as our “Named Executive Officers.” In 2007, our Company was in the midst of a leadership transition and several of our Named Executive Officers served in various executive positions in 2007. The position of each of our Named Executive Officers at the end of fiscal 2007 is shown in the Summary Compensation Table. Our Named Executive Officers in fiscal 2007 include all executives who served as our Chief Executive Officer and Chief Financial Officer in fiscal 2007.

Overview

Our compensation programs are designed to provide an overall total direct compensation package that allows us to attract and retain key talent, to provide incentives for performance and to create long-term growth and value for our stockholders. Our compensation program consists of several forms of compensation: base salary, annual cash incentive bonus incentives, long-term equity-based incentives, benefits and limited perquisites.

In accordance with its charter, the Compensation Committee of the Board oversees the Company’s overall compensation structure, policies and programs, recommends to the Board for approval the compensation of our Named Executive Officers and administers our annual cash incentive plan and equity-based plan. In performance of its duties, the Compensation Committee annually reviews the compensation of each Named Executive Officer. The recommendations of our Chief Executive Officer play a significant role in the annual compensation-setting process. Our Chief Executive Officer reports to the Compensation Committee on Named Executive Officers’ performance, including his own, and provides recommendations regarding the other Named Executive Officers’ compensation packages. The Compensation Committee has discretion to accept, reject or modify our Chief Executive Officer’s recommendations. Our Chief Executive Officer also consults with and provides recommendations to the Compensation Committee on the design of our annual cash incentive bonus program as discussed further below.

The Compensation Committee strives to make our executive compensation packages competitive with the current practices in our industry and the geographic market in which we conduct business. In fiscal 2007, the Compensation Committee did not target compensation of our Named Executive Officers to specific guidelines or compensation paid by peer companies and did not engage an independent compensation consultant. The Compensation Committee utilized its collective judgment and recommendations of our Chief Executive Officer when setting our Named Executive Officers’ compensation for 2007. In its review, the Compensation Committee considered the Company’s budget and performance and each executive’s position and responsibilities, credentials, length of service, experience, consistent performance and competitive alternatives.

Elements of Compensation

The key elements of our Named Executive Officers’ compensation package consist of:

•	Base Salary—this component is intended to provide our Named Executive Officers with a competitive salary for the executive’s position and experience.

•	Annual Cash Incentive Bonus—this component is intended to encourage our Named Executive Officers to focus on the Company’s annual financial plan as well as non-financial, qualitative goals.

•

Long-Term Equity-Based Incentive Compensation—this component is designed to give our Named Executive Officers a stake in the success of the Company, to align their interests with stockholders and for retention.

Pay Mix. Because executive officers are in a position to directly influence the Company’s performance, a significant portion of their compensation is delivered in the form of annual cash bonus and long-term incentive compensation. We do not have a specific allocation goal between cash and equity-based compensation or between annual and long-term incentive compensation. In 2007, the Compensation Committee awarded cash bonuses to certain Named Executive Officers, but made no annual equity-based incentive awards other than awards issue pursuant to employment agreements. In 2007, for Named Executive Officers receiving an annual cash incentive bonus, the cash bonuses were targeted to represent approximately 30% of an executive’s total cash compensation.

Individual Performance. At the beginning of each fiscal year, our Named Executive Officers meet with our Chief Executive Officer and develop their own performance goals for the year. At the end of the year, our Chief Executive Officer assesses each executive’s performance against these goals and provides the Compensation Committee with a performance appraisal. The Compensation Committee considers this assessment when recommending any base salary increase or annual cash incentive bonus to the Board for approval. The Compensation Committee also considers this assessment when granting any equity-based awards.

Components of Executive Compensation

Base Salary. We strive to provide our Named Executive Officers with a competitive base salary that is in line with their roles and responsibilities. We view base salary as an important component to each Named Executive Officer’s overall compensation package. Base salaries are reviewed annually and at the time of promotion or other changes in responsibilities. In determining whether to award base salary increases, the Compensation Committee considers the Company’s business outlook, the Company’s budget, the executive’s individual performance, historical compensation and other factors, including any retention concerns.

In connection with its annual review of executive compensation at the beginning of fiscal 2007, the Compensation Committee increased the base salary of certain of our Named Executive Officers. The salary increases ranged from 4% to 8% based on the Compensation Committee’s review of Company, business unit and individual performances. Mr. Gough and Mr. Wood received a 4% increase. Messrs. Gaffney and Daughtridge and Ms. Brown each received a 6% increase. Mr. Schuetzle received an 8% increase. The Compensation Committee approved these increases to stay competitive with the market and to recognize performance against business unit goals.

On September 12, 2007, we entered into new employment agreements with Mr. Gaffney and Ms. Brown in connection with their appointments to new executive officer positions. On July 30, 2007, we entered into a new employment agreement with Mr. Lewis in connection with his appointment as a new executive officer. The terms of these agreements are each described beginning on page 35 of this proxy statement. At this time, the Compensation Committee determined not to increase or decrease the base salaries of Ms. Brown, Mr. Gaffney and Mr. Lewis in connection with their appointment to new executive officer positions on May 31, 2007 because in the Compensation Committee’s view the relative responsibilities of these officers remained unchanged. After Mr. Bambarger was hired as Chief Financial Officer in September 2007, Mr. Lewis was subsequently appointed to be the Company’s Treasurer and his base salary remained at its then current level. By mutual agreement, Mr. Lewis and the Company agreed to terminate his employment with the Company, effective February 28, 2008. Although Mr. Gough announced his retirement from the Company effective July 1, 2007, the Compensation Committee determined to keep his base salary at its then current level for the remainder of the 2007 calendar year in order to facilitate a successful transition of his responsibilities. Beginning in 2008, Mr. Gough will provide consulting services to the Company for up to one year.

Annual Cash Incentive Bonus. Our annual cash incentive bonus program allows us to create annual performance criteria that are flexible and that change with the needs of our business. Our 2007 bonus plan provided an annual, variable cash incentive designed to motivate participants to achieve financial and qualitative goals that are consistent with the Company’s strategic plan. The plan is designed to provide a reward based on the achievement of Company, business unit and individual performance objectives. For fiscal 2007, the target cash bonus for each of our Named Executive Officers was set at 30% of base salary, which the Committee regarded as a reasonable and competitive target level.

At the beginning of the fiscal year, our Chief Executive Officer in consultation with other Named Executive Officers establishes a set of performance goals for the Company, each business unit and each Named Executive Officer. For 2007, the Company’s performance goal and the business unit goals were quantitative and are described further below. Individual performance goals for 2007 for our Named Executive Officers were non-financial and qualitative and were designed to further the Company’s strategic plan and to motivate effective and consistent leadership in each Named Executive Officer’s respective position. For Named Executive Officers who are not responsible for a business unit, 50% of their annual bonus was based on achievement of the Company performance goal and 50% was based on achievement of individual performance goals. For Named Executive Officers who are responsible for a business unit, 25% of their annual bonus was based on the achievement of the Company performance goal, 25% was based on the achievement of business unit goals and 50% was based on the achievement of individual performance goals.

For 2007, the Company’s target performance goal was an EPS (earnings per share) of $1.22, exclusive of legal costs related to the SEC investigation. EPS was chosen as the relevant performance measure because it is a key metric used by management to measure the Company’s business performance and the basis upon which we communicate forward-looking financial information to the investment community. For 2007, the target performance goal for a business unit was based on the achievement of a certain level of business unit profitability (operating income). In fiscal 2007, the business unit goal for Mr. Schuetzle for the Government Division was $5,369,000. The business unit goal for Mr. Daughtridge for the Commercial Division was $3,233,000.

At the end of the performance year, our Chief Executive Officer assesses the achievement of the Company, business unit and individual performance goals and makes a recommendation to the Compensation Committee regarding the annual bonus payouts. The Compensation Committee has discretion to accept, modify or reject this recommendation when determining the actual annual cash bonus awarded to our Named Executive Officers. The Compensation Committee’s determination of individual bonus awards reflects a discretionary assessment by the Compensation Committee of each officer’s individual performance and contribution to the Company’s performance during the year.

The Company achieved its EPS target for 2007. In addition, each business unit achieved its target goal. Consequently, all of our Named Executive Officers, with the exception of Messrs. Bambarger, Gough and Woods, received cash bonuses in 2007. The Compensation Committee determined not to award Mr. Bambarger a cash bonus for 2007 since he joined the Company on September 25, 2007, near the end of fiscal 2007. Mr. Gough and Mr. Woods were not eligible to receive a bonus under the program, as they did not serve as executive officers at the end of the fiscal year. Messrs. Baldwin, Gaffney, Daughtridge, Lewis and Schuetzle received a bonus of $40,000, $80,000, $87,000, $20,000 and $86,000, respectively. Ms. Brown received a bonus of $70,000. The bonuses awarded to Mr. Baldwin and Mr. Lewis were pro-rated to reflect the time they served as our interim Chief Executive Officer and Chief Financial Officer, respectively.

Mr. Lewis and Ms. Brown received a bonus award equal to their individual target bonus. The bonuses awarded to Mr. Daughtridge and Mr. Schuetzle were above their targets by approximately 30% since the performance of their respective operating units exceeded the target benchmarks. The Compensation Committee also determined to grant Mr. Baldwin a bonus that exceeded his target bonus by 33% based on the Compensation Committee’s assessment of his individual performance and contribution to the improved financial performance of the Company since he was elected as interim Chief Executive Officer.

Long-Term Equity-Based Incentive Compensation. The Compensation Committee has historically granted our Named Executive Officers an annual option award. The objectives of these grants are to encourage hiring, retention and stock ownership and to align an executive’s interest with those of our stockholders. All stock option awards have been granted under our stockholder-approved 2002 Stock Option Plan. The Compensation Committee reviews option grant recommendations by our Chief Executive Officer for each executive officer, but retains full discretion to accept, reject or amend his recommendation. In awarding long-term incentives, the Compensation Committee considers the level of responsibility, experience, and an executive’s individual performance and contribution to the Company’s performance.

The Compensation Committee has historically granted annual option awards in May of each year at its regularly scheduled meeting. The timing of our option awards was selected because it enables the Compensation Committee to consider current year performance and expectations for the succeeding year. As the Compensation Committee’s schedule is pre-established, the proximity of any awards to earnings announcements or other market events is coincidental. For annual awards, the Compensation Committee’s policy is to grant options on the date it approves them. The exercise price is determined in accordance with the terms of the 2002 Stock Option Plan (generally, the closing price on the date of grant) and cannot be less than the fair market value of our Common Stock.

In addition to annual options awards, our Named Executive Officers may receive stock options in connection with the commencement of their employment or upon promotion. In 2007, Mr. Baldwin and Mr. Bambarger received option awards in connection with their employment as interim Chief Executive Officer and Chief Financial Officer, respectively. These equity awards are shown in the Grants of Plan-Based Awards Table on page 38.

In 2007, the Compensation Committee determined to not make an annual grant of options to our Named Executive Officers because the Company was in the midst of exploring strategic alternatives.

Benefit and Retirement Programs. Our Named Executive Officers are eligible to participate in benefits plans that are available to substantially all of our employees, including participation in the Company’s 401(k) pension and profit sharing plan, medical insurance, dental insurance, life insurance and disability insurance programs.

Perquisites. Except with respect to certain benefits provided to our interim Chief Executive Officer, the Company does not provide its Named Executive Officers with any additional benefits or perquisites not available to all other employees. Our interim Chief Executive Officer receives benefits to reimburse his commuting costs for his travel to the Company’s headquarters in Lanham, Maryland from his principal place of residence. The Company also reimburses him for his related lodging expenses. These benefits are described further in the footnotes to the Summary Compensation Table beginning on page 33. The Compensation Committee believes these perquisites are reasonable and in the best interests of the Company.

Employment Agreements, Severance Benefits and Change in Control Provisions

In fiscal 2007, the Company was a party to employment agreements with each of Messrs. Baldwin, Lewis, Bambarger, Gaffney, and Ms. Brown that provide for, among other things, specified payments in the event of termination of employment in certain circumstances. On December 5, 2007, the Company also entered into employment agreements with Mr. Daughtridge and Mr. Schuetzle that provide severance benefits. The Compensation Committee believes that it is important to provide our Named Executive Officers with some measure of financial security in the event their employment is terminated without cause. Our severance arrangements also provide an incentive for our Named Executive Officers to refrain from competing with the Company and to cooperate with the Company both before and after their employment is terminated. If a Named Executive Officer is not eligible for severance benefits under an individual arrangement, he or she may be eligible for severance benefits under the Company’s broad-based severance policy.

With the exception of Mr. Baldwin’s and Mr. Lewis’s employment agreements, our severance arrangements with our Named Executive Officers do not provide enhanced severance benefits upon a change in control of the Company. However, under our 2002 Stock Option Plan, if the Company is involved in a change in control transaction and is not the surviving corporation, unvested stock options will vest and become exercisable if they are not assumed by the acquiring entity. The Compensation Committee believes that the interests of our stockholders are best served if the interests of our senior management are aligned with theirs.

For additional information regarding the potential severance benefits payable to our Named Executive Officers under various circumstances, as well as any severance benefits paid in fiscal 2007, see the description under “Potential Payments Upon Termination of Employment and Change in Control” beginning on page 40.

Stock Ownership

There are no equity ownership requirements or guidelines that any of our employees must meet or maintain. Our current Named Executive Officers have significant ownership of Company stock.

Tax Deductibility of Executive Compensation

In evaluating the structure of our compensation program, the Compensation Committee considers the potential impact of Section 162(m) of the Internal Revenue Code. Code Section 162(m) limits a company’s federal tax deduction on compensation paid in excess of $1 million a year to any Named Executive Officer. The IRS’ limitation does not apply to compensation that qualifies as “performance-based” under federal tax law. Our policy is to structure, to the extent practicable, compensation arrangements with our executive officers to be fully deductible under federal tax law unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. None of our Named Executive Officers were affected by this limitation in fiscal 2007. The Company’s annual cash incentive bonus program does not qualify for tax deductibility under Code Section 162(m), but options granted to executive officers should qualify.

We will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, we are prepared, when appropriate, to enter into compensation arrangements under which payments may not be deductible under Code Section 162(m). Thus, deductibility will not be the sole factor used in ascertaining appropriate levels or modes of compensation.

Summary Compensation Table

The following Summary Compensation Table shows the compensation we paid in fiscal 2007 to our current and former Chief Executive Officer, our current and former Chief Financial Officer, to our other three most highly compensated executive officers, and to Messrs. Gough and Woods, former executive officers, as of September 30, 2007 (collectively, our “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)		All Other Compensation ($)(3)	Total ($)
Alan W. Baldwin Interim Chief Executive Officer, President and Director (4)	2007	101,545	40,000	273,375	(5)	40,573	455,493

William M. Bambarger, Jr. Chief Financial Officer (6)	2007	2,712	0	3,006		0	5,718

Elaine M. Brown Executive Vice President, Administration (7)	2007	229,767	70,000	11,465		21,792	333,024

Stuart C. Daughtridge Executive Vice President, Commercial Division (8)	2007	217,464	87,000	11,465		23,868	339,797

Peter J. Gaffney Executive Vice President, New Business Development and Technology (9)	2007	261,264	80,000	57,324		26,014	424,602

William R. Lewis former Treasurer (10)	2007	65,389	20,000	130,800		0	201,189

James G. Schuetzle Executive Vice President, Government Division (11)	2007	215,644	86,000	6,688		23,652	331,984

Thomas L. Gough former President (12)	2007	272,583	0	11,465		27,884	329,128

Patrick R. Woods former Executive Vice President, Business Development (13)	2007	227,355	0	5,733		13,362	246,450

(1)	The amounts set forth in the Bonus column represent the annual cash incentive bonuses described under the section of this proxy statement entitled “Compensation Discussion and Analysis”. These annual cash bonuses were paid in fiscal year 2008 for performance in fiscal 2007. We accrued these amounts for financial reporting purposes in fiscal 2007.

(2)	The amounts set forth in the Option Awards column represent the value of stock options recognized for financial statement reporting purposes for fiscal 2007 disregarding estimates of forfeitures related to service-based vesting conditions. Under the required FAS 123R methodology, the compensation expense reflected is for grants made in fiscal 2007 and grants made in prior years, which continued to be expensed in fiscal 2007. The full FAS 123R grant date fair value of the option awards granted in fiscal 2007 is included in the “Grants of Plan-Based Awards” table included in this proxy statement. For additional information about the assumptions used in these calculations, see Note 14 to the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

(3)	For all Named Executive Officers other than Mr. Baldwin, the amounts shown under the All Other Compensation column include the Company’s matching contribution under our 401(k) plan. For Mr. Baldwin, the amount shown includes $17,564 for director fees he received prior to becoming our interim Chief Executive Officer, $5,959 for commuting expenses for travel between the Company’s headquarters and his principal place of residence, $13,279 for related lodging and $3,752 for car rental fees while he worked at the Company’s headquarters.

(4)	Mr. Baldwin was appointed as the Company’s interim Chief Executive Officer effective May 30, 2007. Prior to being employed as our interim Chief Executive Officer, Mr. Baldwin served as a non-employee director of the Company.

(5)	Includes $26,625 equal to the value of stock options received as a non-employee director recognized for financial statement reporting purposes for fiscal 2007 disregarding estimates of forfeitures related to service-based vesting conditions.

(6)	Mr. Bambarger commenced employment with the Company as our Chief Financial Officer, effective September 25, 2007.

(7)	Effective as of May 30, 2007, Ms. Brown was appointed as the Company’s Executive Vice President, Administration. Prior to this date, Ms. Brown had served as the Company’s Chief Financial Officer.

(8)	Mr. Daughtridge was appointed as the Company’s Executive Vice President, Commercial Division, in October 2004.

(9)	Effective as of May 30, 2007, Mr. Gaffney was appointed as the Company’s Executive Vice President, New Business Development and Technology. Prior to this date, Mr. Gaffney had served as the Company’s Chief Executive Officer.

(10)	Mr. Lewis was appointed as the Company’s interim Chief Financial Officer, effective May 30, 2007. Effective as of August 6, 2007, Mr. Lewis was appointed as the Company’s Treasurer. Mr. Lewis’s employment with the Company has been terminated effective on February 28, 2008.

(11)	Mr. Schuetzle was appointed as the Company’s Executive Vice President, Government Division in August 2006.

(12)	On May 30, 2007, Mr. Gough resigned as President and a Director of the Company, and retired from the Company effective July 1, 2007.

(13)	Mr. Woods ceased employment with the Company effective as of April 2, 2007.

Employment Agreements

Summary of Mr. Baldwin’s Employment Agreement. The Company and Mr. Baldwin, the Company’s interim Chief Executive Officer, entered into an employment agreement, effective July 30, 2007, pursuant to which Mr. Baldwin was initially engaged as our interim Chief Executive Officer. The term of the agreement is indefinite, but will terminate three (3) months after the earliest occurrence of: (i) the Company hiring a permanent Chief Executive Officer; (ii) the Company notifying Mr. Baldwin of the termination of his employment without cause; or (iii) the Company notifying Mr. Baldwin of the termination of his employment upon or following a “Change of Control”, as defined in the agreement. The Company may also terminate Mr. Baldwin’s employment for cause, as defined in the agreement. Following termination of Mr. Baldwin’s employment for any reason other than for cause, the Company will be required to pay or reimburse him for COBRA premiums for 18 months following his termination of employment.

Mr. Baldwin’s base salary is $300,000 per annum. Mr. Baldwin’s annual base salary may be increased, but not decreased, based upon the evaluation of Mr. Baldwin’s performance and the compensation policies of the Company. In addition to his base salary, Mr. Baldwin is entitled to participate in any present or future bonus, profit sharing, stock option or other employee compensation or incentive plan adopted by the Company in accordance with the terms thereof and in a manner substantially similar to other similarly situated executive officers.

In connection with his employment as our interim Chief Executive Officer, Mr. Baldwin received a grant of options to purchase 50,000 shares of the Company’s Common Stock at an exercise price of $23.50 per share (the closing price of the Company’s Common Stock on July 30, 2007 as reported on the Nasdaq Stock Market). Such option grant was made under the Company’s 2002 Stock Option Plan. The options vested in 10,000 share increments on each of the following dates: July 30, 2007; August 1, 2007; September 1, 2007; October 1, 2007; and November 1, 2007. These options will expire on the 6th anniversary of the date of grant. Under the agreement, if Mr. Baldwin’s employment had been terminated by the Company without cause, all unvested options would have automatically vested and would have become fully exercisable.

Summary of Mr. Bambarger’s Employment Agreement. We entered into an employment agreement with Mr. Bambarger, the Company’s Chief Financial Officer, effective as of October 1, 2007. Mr. Bambarger’s annual base salary is $235,000. Mr. Bambarger also is eligible to participate in any present or future bonus, profit sharing, stock option or other employee compensation or incentive plan adopted by the Company as well as any other benefit plans available to other executive officers of the Company.

The term of the agreement is for a period of three (3) years and will automatically continue to extend for an additional year unless either party gives at least 120 days notice prior to the last day of the initial term or any renewal period. The agreement may be terminated upon mutual agreement, upon Mr. Bambarger’s death or total disability, or for cause. The agreement may also be terminated by the Company with or without cause. In the event Mr. Bambarger’s employment is terminated without cause, he will be eligible to continue to receive his base salary for one year (net of any third-party employer compensation paid to him during this severance period) and any premiums required for COBRA continuation coverage under the Company’s group health insurance programs during this severance period. In the event that Mr. Bambarger’s employment is terminated voluntarily by Mr. Bambarger or by the Company for cause, the Company will have no duty to make any payments or provide any other benefits to Mr. Bambarger other than payment of his base salary accrued through the date of termination and any other benefits then due. In the event that the agreement is terminated due to Mr. Bambarger’s death or total disability, the Company must pay, in addition to any insurance or disability benefits to which Mr. Bambarger may be entitled, all amounts accrued or vested prior to such termination. Upon termination for death, total disability or without cause, Mr. Bambarger may, subject to certain restrictions, be entitled to a bonus for the fiscal year in which the date of termination occurs, pro-rated for the period of his employment in such fiscal year.

Mr. Bambarger has agreed that for a period of one (1) year following the termination of his employment he will not engage in a business that competes against the business of the Company (as defined in the agreement) in any geographic area in which the Company engages in such business. Mr. Bambarger has also agreed that for a period of twenty-four (24) months after the termination of his employment he will not solicit or induce any employees of the Company to leave their employment with the Company.

Summary of Ms. Brown’s Employment Agreement. On September 12, 2007, the Company and Ms. Brown entered into an employment agreement, pursuant to which Ms. Brown was engaged as Executive Vice President, Administration of the Company. The agreement has an initial term of three (3) years and will automatically continue to extend for an additional year unless either party gives at least 120 days notice prior to the last day of the initial term or any renewal period. Ms. Brown’s employment can be terminated (i) by mutual written agreement of the Company and Ms. Brown; (ii) upon Ms. Brown’s death or, at the Company’s option, in connection with Ms. Brown’s total disability; (iii) by the Company for cause as defined in the agreement; or (iv) by the Company at any time without cause. In the event Ms. Brown is terminated without cause, she will be eligible to continue to receive her base salary for one year (net of any third-party employer compensation paid to her during this severance period) and any premiums required for COBRA continuation coverage under the Company’s group health insurance programs during this severance period. Upon termination for death, total disability or without cause, Ms. Brown may, subject to certain restrictions, be entitled to a bonus for the fiscal year in which the date of termination occurs, pro-rated for the period of her employment in such fiscal year.

Under the agreement, Ms. Brown’s base salary is $233,064 per annum. Ms. Brown’s base salary may be increased, but not decreased, based upon the evaluation of Ms. Brown’s performance and the compensation policies of the Company. In addition to her base salary, Ms. Brown is also entitled to participate in any present or future bonus, profit sharing, stock option or other employee compensation or incentive plan adopted by the Company in accordance with the terms thereof and in a manner substantially similar to other similarly situated executive officers.

Ms. Brown has agreed that for a period of one (1) year following the termination of her employment she will not engage in a business that competes against the business of the Company (as defined in the agreement) in any geographic area in which the Company engages in such business. Ms. Brown has also agreed that for a period of twenty-four (24) months after the termination of her employment she will not solicit or induce any employees of the Company to leave their employment with the Company.

Summary of Mr. Gaffney’s Employment Agreement. On September 12, 2007, the Company and Mr. Gaffney entered into an employment agreement, pursuant to which Mr. Gaffney was engaged as the Company’s Executive Vice President, New Business Development and Technology. The agreement has an initial term of three (3) years. Mr. Gaffney’s employment can be terminated (i) by mutual written agreement of the Company and Mr. Gaffney; (ii) upon Mr. Gaffney’s death or, at the Company’s option, in connection with Mr. Gaffney’s total disability; (iii) by the Company for cause as defined in the agreement; or (iv) by the Company at any time without cause. In the event Mr. Gaffney is terminated without cause, he will be entitled to receive his base salary for one year (net of any third-party employer compensation paid to him during this severance period) and any premiums required for COBRA continuation coverage under the Company’s group health insurance programs during this severance period. Upon termination for death, total disability or without cause, Mr. Gaffney may, subject to certain restrictions, be entitled to a bonus for the fiscal year in which the date of termination occurs, pro-rated for the period of his employment in such fiscal year.

Under the agreement, Mr. Gaffney’s base salary is $265,012.80 per annum. Mr. Gaffney’s base salary may be increased, but not decreased, based upon the evaluation of Mr. Gaffney’s performance and the compensation policies of the Company. In addition to his base salary, Mr. Gaffney is also entitled to participate in any present or future bonus, profit sharing, stock option or other employee compensation or incentive plan adopted by the Company in accordance with the terms thereof and in a manner substantially similar to other similarly situated executive officers.

Mr. Gaffney has agreed that for a period of one (1) year following the termination of his employment he will not engage in a business that competes against the business of the Company (as defined in his agreement) in any geographic area in which the Company engages in such business. Mr. Gaffney has also agreed that for a period of twenty-four (24) months after the termination of his employment, he will not solicit or induce any employees of the Company to leave their employment with the Company.

Summary of Mr. Daughtridge’s Employment Agreement. We entered into an employment agreement with Mr. Daughtridge, the Company’s Executive Vice President, Commercial Division, effective as of December 5, 2007. Mr. Daughtridge’s annual base salary is $220,584. Mr. Daughtridge also is eligible to participate in any present or future bonus, profit sharing, stock option or other employee compensation or incentive plan adopted by the Company as well as any other benefit plans available to other executive officers of the Company.

The term of the agreement is for a period of three (3) years and will automatically continue to extend for an additional year unless either party gives at least 120 days notice prior to the last day of the initial term or any renewal period. The agreement may be terminated upon mutual agreement, upon Mr. Daughtridge’s death or total disability, or for cause. The agreement may also be terminated by the Company with or without cause. In the event Mr. Daughtridge’s employment is terminated without cause, he will be eligible to continue to receive his base salary for one year (net of any third-party employer compensation paid to him during this severance period) and any premiums required for COBRA continuation coverage under the Company’s group health insurance programs during this severance period. In the event that Mr. Daughtridge’s employment is terminated voluntarily by Mr. Daughtridge or by the Company for cause, the Company will have no duty to make any payments or provide any other benefits to Mr. Daughtridge other than payment of his base salary accrued through the date of termination and any other benefits then due. In the event that the agreement is terminated due to Mr. Daughtridge’s death or total disability, the Company must pay, in addition to any insurance or disability benefits to which Mr. Daughtridge may be entitled, all amounts accrued or vested prior to such termination. Upon termination for death, total disability or without cause, Mr. Daughtridge may, subject to certain restrictions, be entitled to a bonus for the fiscal year in which the date of termination occurs, pro-rated for the period of his employment in such fiscal year.

Mr. Daughtridge has agreed that for a period of one (1) year following the termination of his employment he will not engage in a business that competes against the business of the Company (as defined in the agreement) in any geographic area in which the Company engages in such business. Mr. Daughtridge has also agreed that for a period of twenty-four (24) months after the termination of his employment he will not solicit or induce any employees of the Company to leave their employment with the Company.

Summary of Mr. Schuetzle’s Employment Agreement. We entered into an employment agreement with Mr. Schuetzle, the Company’s Executive Vice President, Government Division, effective as of December 5, 2007. Mr. Schutetzle’s annual base salary is $219,710. Mr. Schuetzle also is eligible to participate in any present or future bonus, profit sharing, stock option or other employee compensation or incentive plan adopted by the Company as well as any other benefit plans available to other executive officers of the Company.

The term of the agreement is for a period of three (3) years and will automatically continue to extend for an additional year unless either party gives at least 120 days notice prior to the last day of the initial term or any renewal period. The agreement may be terminated upon mutual agreement, upon Mr. Schuetzle’s death or total disability, or for cause. The agreement may also be terminated by the Company with or without cause. In the event Mr. Schuetzle’s employment is terminated without cause, he will be eligible to continue to receive his base salary for one year (net of any third-party employer compensation paid to him during this severance period) and any premiums required for COBRA continuation coverage under the Company’s group health insurance programs during this severance period. In the event that Mr. Schuetzle’s employment is terminated voluntarily by Mr. Schuetzle or by the Company for cause, the Company will have no duty to make any payments or provide any other benefits to Mr. Schuetzle other than payment of his base salary accrued through the date of termination and any other benefits then due. In the event that the agreement is terminated due to Mr. Schuetzle’s death or total disability, the Company must pay, in addition to any insurance or disability benefits to which Mr. Schuetzle may be entitled, all amounts accrued or vested prior to such termination. Upon termination for death, total disability or without cause, Mr. Schuetzle may, subject to certain restrictions, be entitled to a bonus for the fiscal year in which the date of termination occurs, pro-rated for the period of his employment in such fiscal year.

Mr. Schuetzle has agreed that for a period of one (1) year following the termination of his employment he will not engage in a business that competes against the business of the Company (as defined in the agreement) in any geographic area in which the Company engages in such business. Mr. Schuetzle has also agreed that for a period of twenty-four (24) months after the termination of his employment he will not solicit or induce any employees of the Company to leave their employment with the Company.

Summary of Mr. Lewis’s Employment Agreement—Former Executive. The Company and Mr. Lewis, the Company’s former Treasurer, entered into an employment agreement, effective July 30, 2007, pursuant to which Mr. Lewis was initially engaged as our interim Chief Financial Officer. The term of the agreement was indefinite, but would terminate three (3) months after the earliest occurrence of: (i) the Company hiring a permanent Chief Financial Officer; (ii) the Company notifying Mr. Lewis of the termination of his employment without cause; or (iii) the Company notifying Mr. Lewis of the termination of his employment upon or following a “Change of Control”, as defined in the agreement. The Company hired Mr. Bambarger to be our permanent Chief Financial Officer effective as of September 25, 2007. Mr. Lewis’s employment with the Company was extended approximately two months beyond the terms of the Employment Agreement by mutual agreement and has been terminated effective February 28, 2008.

Under the agreement, Mr. Lewis’s base salary was $200,000 per annum. Pursuant to the terms of the agreement, Mr. Lewis’s annual base salary may be increased, but not decreased, based upon the evaluation of Mr. Lewis’s performance and the compensation policies of the Company. In addition to his base salary, Mr. Lewis was entitled to participate in any present or future bonus, profit sharing, stock option or other employee compensation or incentive plan adopted by the Company in accordance with the terms thereof and in a manner substantially similar to other similarly situated executive officers.

In connection with his employment as our interim Chief Financial Officer, Mr. Lewis received a grant of options to purchase 20,000 shares of the Company’s Common Stock at an exercise price of $23.50 per share (the closing price of the Company’s Common Stock on July 30, 2007 as reported on the Nasdaq Stock Market). The options vested in 5,000 share increments on each of the following dates: July 30, 2007; August 1, 2007; September 1, 2007; and October 1, 2007. These options will expire on the 6th anniversary of the date of grant. Under the agreement, if Mr. Lewis’s employment had been terminated by the Company without cause, all unvested options would have automatically vested and would have become fully exercisable.

Indemnification Agreements

Indemnification agreements exist between the Company and certain of its officers and all of its directors.

Grants of Plan-Based Awards for Fiscal 2007

The following table sets forth information with respect to grants of equity awards to our Named Executive Officers in fiscal 2007. The equity awards granted in 2007 identified in the table below are also reported in the Outstanding Equity Awards at 2007 Fiscal Year-End Table.

Name	Grant Date	Approval Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock & Option Awards ($)(2)
Alan W. Baldwin	12/6/2006	12/6/2006	5,000	(3)	23.77	31,950
	7/30/2007	5/30/2007	50,000	(4)	23.50	329,000
William M. Bambarger, Jr.	9/25/2007	9/14/2007	25,000		22.50	160,340
Elaine M. Brown	—	—	—		—	—
Stuart C. Daughtridge	—	—	—		—	—
Peter J. Gaffney	—	—	—		—	—
William R. Lewis	7/30/2007	5/30/2007	20,000		23.50	130,800
James G. Schuetzle	—	—	—		—	—
Thomas L. Gough	—	—	—		—	—
Patrick R. Woods	—	—	—		—	—

(1)	The options reported under this column were granted under our 2002 Stock Option Plan.

(2)	The amounts reported in this column represent the grant date fair value of the awards following the required FAS 123R compensation expense methodology. The grant date fair value is calculated using the Black-Scholes value on the grant date. For additional information about the assumptions used in these calculations, see Note 14 to the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

(3)	These stock options were awarded to Mr. Baldwin in his capacity as a non-employee director prior to his employment as interim Chief Executive Officer.

(4)	These stock options were awarded to Mr. Baldwin in connection with his initial employment as our interim Chief Executive Officer.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table shows information about outstanding equity awards held by our Named Executive Officers at September 30, 2007, the fiscal year-end.

	Option Awards
Name	Grant Date		Number of Securities Underlying Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Alan W. Baldwin	12/6/06	(2)		5,000	23.77	12/6/2011
	7/30/07	(3)	30,000	20,000	23.50	7/30/2013

William M. Bambarger, Jr.	9/25/07	(4)	—	25,000	22.50	9/25/2013

Elaine M. Brown	5/20/02	(4)	3,049	—	20.89	5/20/2008
	5/8/03	(4)	813	—	18.92	5/8/2009
	5/3/06	(4)	1,200	4,800	27.64	5/3/2012

Stuart C. Daughtridge	5/20/02	(4)	4,000	—	20.89	5/20/2008
	5/8/03	(4)	4,000	—	18.92	5/8/2009
	5/5/04	(4)	6,000	—	18.05	5/5/2010
	5/3/06	(4)	1,200	4,800	27.64	5/3/2012

Peter J. Gaffney	5/20/02	(4)	8,000	—	20.89	5/20/2008
	5/8/03	(4)	10,000	—	18.92	5/8/2009
	5/5/04	(4)	18,000	—	18.05	5/5/2010
	5/3/06	(4)	6,000	24,000	27.64	5/3/2008

William R. Lewis	7/30/07	(5)	15,000	5,000	23.50	7/30/2013

James G. Schuetzle	4/29/02	(4)	10,000	—	21.87	4/29/2008
	5/20/02	(4)	2,000	—	20.89	5/20/2008
	5/8/03	(4)	3,000	—	18.92	5/8/2009
	5/3/06	(4)	700	2,800	27.64	5/3/2012

Thomas L. Gough	5/3/06	(4)	1,200	4,800	27.64	5/3/2012

Patrick R. Woods	—		—	—	—	—

(1)	All options were granted under our stockholder-approved 2002 Stock Option Plan, as amended and restated effective as of May 1, 2005 and December 6, 2006.

(2)	These options were granted to Mr. Baldwin in his capacity as a non-employee director prior to his appointment as our interim Chief Executive Officer. The options vest one year from the grant date.

(3)	These options vested in 10,000 share increments on each of the following dates: July 30, 2007; August 1, 2007; September 1, 2007; October 1, 2007; and November 1, 2007. The options expire after the sixth anniversary of the date of grant.

(4)	These options vest or vested 20% per year over five years on each anniversary of the date of grant and expire after the sixth anniversary of the date of grant. In the event of termination of employment, all unvested options will expire.

(5)	These options vested in 5,000 share increments on each of the following dates: July 30, 2007; August 1, 2007; September 1, 2007; and October 1, 2007. The options expire after the sixth anniversary of the date of grant.

Option Exercises and Stock Vested During Fiscal 2007

The following table provides information about stock option exercises by our Named Executive Officers during fiscal 2007.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)(1)
Alan W. Baldwin	—	—
William M. Bambarger, Jr.	—	—
Elaine M. Brown	4,000	17,640
Stuart C. Daughtridge	4,000	17,640
Peter J. Gaffney	7,000	30,870
William R. Lewis	—	—
James G. Schuetzle	4,000	17,360
Thomas L. Gough	8,463	34,481
Patrick R. Woods	21,000	62,580

(1)	Represents the amounts realized based on the difference between the market price of the Common Stock on the date of exercise and the exercise price.

Potential Payments Upon Termination of Employment and Change in Control

Payments Upon Termination of Employment. Our Named Executive Officers are parties to employment agreements and are subject to other plans or arrangements that provide certain severance benefits upon termination of employment. Under their respective employment agreements with the Company, our Named Executive Officers may be entitled to benefits if their employment with the Company is terminated under various circumstances. For a more detailed description of these employment agreements, see “Employment Agreements” beginning on page 34 of this proxy statement.

Mr. Baldwin is generally entitled to receive 18 months of COBRA coverage if his employment is terminated by the Company without cause, after a change in control (as defined in the agreement) or after the Company hires a permanent Chief Executive Officer. In addition, upon termination of employment by the Company without cause, he is also entitled to have any unvested options granted to him in connection with his employment as interim Chief Executive Officer vest in full. As of September 30, 2007, Mr. Lewis was entitled to the same severance benefits as Mr. Baldwin under his employment agreement. The payments shown in the table below for Mr. Lewis are potential payments that he would have been eligible to receive in connection with a termination of employment on September 30, 2007.

Under their respective employment agreements, Mr. Bambarger, Mr. Gaffney and Ms. Brown are entitled to receive continued payments equal to 12 months base salary (net of any compensation received from any third-party employer during this severance period) and payment of health benefit premiums in the event the Company terminates their employment without cause. Upon termination for death, total disability or without cause, they are also generally entitled to a bonus for the fiscal year in which the date of termination occurs, pro-rated for the period of employment in such fiscal year. During fiscal 2007, Mr. Daughtridge and Mr. Schuetzle were eligible to receive severance benefits under the Company’s general severance policy. Because they each had been employed more than 5 years, they generally would have been eligible to receive 2 weeks salary for each year or partial year of service with the Company.

“Cause” is expressly defined in each of the executive employment agreements as (1) material failure to perform duties under the agreement or to follow the Company’s policies and procedures applicable to executive officers of the Company, after notice and a reasonable opportunity to cure; (2) willful malfeasance by the executive in connection with performance of duties; (3) being convicted of, or pleading guilty to, or being indicted for a felony or other crime involving theft, fraud or moral turpitude; (4) fraud or embezzlement against the Company; (5) failure of the executive to obey in any material respect any proper direction from the Board or the Chief Executive Officer, as applicable; or (6) the material violation of any confidentiality, non-compete or other restrictive covenant. With respect to Mr. Gaffney and Ms. Brown, “cause” is also defined to mean, based on the results of an investigation with the SEC, the Board’s determination that the executive’s conduct or actions represented willful malfeasance in connection with the performance of his or her job.

The table below quantifies the compensation that would become payable under existing plans and arrangements if each Named Executive Officer’s employment, other than Mr. Woods’, had terminated on September 30, 2007. Mr. Woods’ employment with the Company terminated on April 2, 2007 and the amounts shown in the table reflect the actual payments he received upon termination. Amounts shown for all other Named Executive Officers are estimates only, as the actual obligation can only be determined at the time of the Named Executive Officer’s separation from our Company. The amounts described below are in addition to benefits that are generally available to our employees such as distributions under our 401(k) plan, disability benefits and accrued vacation.

	Type of Termination
Name	Death or Disability	By Company without Cause
Alan W. Baldwin
Salary	—	—
Bonus	—	—
Health Benefits	—	$14,456
Options (1)	—	0

TOTAL	—	$14,456
William M. Bambarger, Jr.
Salary	—	$235,000
Bonus	—	—
Health Benefits	—	13,151

TOTAL	—	$248,151
Elaine M. Brown
Salary	—	$233,064
Bonus	$70,000	70,000
Health Benefits	—	13,799

TOTAL	$70,000	$316,863
Stuart C. Daughtridge (2)
Salary	—	$84,840
Bonus	—	—
Health Benefits	—	—

TOTAL	—	$84,840
Peter J. Gaffney
Salary	—	$265,013
Bonus	$80,000	80,000
Health Benefits	—	12,865

TOTAL	$80,000	$357,878
William R. Lewis
Salary	—	—
Bonus	—	—
Health Benefits	—	14,456
Options (1)		0

TOTAL	—	$14,456
James G. Schuetzle (3)
Salary	—	$76,054
Bonus	—	—
Health Benefits	—	—

TOTAL	—	$76,054
Thomas L. Gough (4)
Salary	—	—
Bonus	—	—
Health Benefits	—	—

TOTAL	—	—
Patrick R. Woods (5)
Salary	—	$114,338
Bonus	—	—
Health Benefits	—	—

TOTAL	—	$114,338

(1)	The estimated amount of benefit was calculated by multiplying the number of unvested options held by the applicable Named Executive Officer by the difference between the closing price of our Common Stock on the last trading day of the fiscal year, which was $21.49 and the exercise price of the option. Since the exercise price of any unvested option as of September 30, 2007 was greater than the fair market value of our Common Stock as of the last trading day of fiscal 2007, no value was attributed to the acceleration of any unvested options.

(2)	On September 30, 2007, Mr. Daughtridge did not have an employment agreement with the Company. Amounts shown for severance upon termination without cause are payable under the Company’s broad-based severance policy. On December 5, 2007, Mr. Daughtridge entered into an employment agreement with the Company that provides greater severance benefits as described on page 36 of this proxy statement.

(3)	On September 30, 2007, Mr. Schuetzle did not have an employment agreement with the Company. Amounts shown for severance upon termination without cause are payable under the Company’s broad-based severance policy. On December 5, 2007, Mr. Schuetzle entered into an employment agreement with the Company that provides greater severance benefits as described on page 36 of this proxy statement.

(4)	Mr. Gough retired from the Company effective July 1, 2007. Mr. Gough continues to provide consulting services to the Company with respect to important Company contracts, but is no longer party to an employment agreement with the Company. Mr. Gough received no additional severance in connection with his retirement.

(5)	Mr. Woods ceased his employment with the Company effective April 2, 2007. Amounts shown reflect amounts Mr. Woods actually received in connection with his termination of employment.

Change in Control Arrangements

Employment Agreements. With the exception of Mr. Baldwin and Mr. Lewis, we do not provide additional change in control severance benefits to our Named Executive Officers under their respective employment agreements. Mr. Baldwin’s and Mr. Lewis’s employment agreements provide that they will be entitled to 18 months of continued COBRA premium payments in the event their employment is terminated upon or after a “change in control” (as defined in the agreements). For illustrative purposes, if their employment had terminated on September 30, 2007 in connection with a change in control, each would have been eligible to receive premium payments equal to $14,456.

Stock Options. Under our 2002 Stock Option Plan, as amended and restated December 6, 2006, if the Company is not the surviving corporation in any merger, sale of assets or sale of stock, consolidation or corporate reorganization involving the Company, the vesting of all stock options will accelerate and become exercisable immediately prior to the transaction if the options are not assumed by the acquiring entity. Upon the closing of the change in control transaction, all outstanding options will terminate.

None of our Named Executive Officers would have received any additional benefit if a change in control occurred on September 30, 2007 because all of the unvested options held by our Named Executive Officers’ have an exercise price that was below the closing price of our Common Stock on the last trading day of the fiscal year, which was $21.49.

Non-Employee Director Fiscal 2007 Compensation

Directors who are employees of the Company do not receive any compensation for their service as directors. Effective October 1, 2006, the Company paid each director, other than the Chairman of the Board, who is not an employee an aggregate of $24,000 per year for their services. On October 1, 2006, the Chairman of the Board was entitled to receive $12,000 per month for his services to the Company. Effective as of February 7, 2007, the Chairman of the Board’s annual cash retainer was decreased to $48,000. In addition to an annual cash retainer, non-employee directors receive $6,000 per year for each committee upon which they serve, up to a maximum of two committees. Effective April 10, 2007, the Chairman of the Board receives $12,000 per year for his services on a committee, up to a maximum of two committees. In fiscal 2007, at a meeting of the Board of Directors of the Company held on December 6, 2006, the Board also elected to make a one-time payment in the amount of $15,000 to each of Messrs. Leimkuhler and Laiti for additional services rendered as Board members. All board and committee retainer fee amounts are currently paid in equal quarterly installments.

Directors who are not employees of the Company are also granted options to purchase a discretionary number of shares of the Company’s Common Stock pursuant to the 2002 Stock Option Plan as determined by the Compensation Committee. On December 6, 2006, the Compensation Committee granted Mr. Albertine 5,000 options with an exercise price of $23.77. On December 18, 2006, the Compensation Committee granted Mr. Casner 5,000 options with an exercise price of $24.31. These options vest one year after the date of grant and expire on the fifth anniversary of the date of grant. On September 14, 2007, the Compensation Committee also granted each of Messrs. Albertine, Casner, Leimkuhler, McComas and Harley 15,000 options with an exercise price of $23.26. One-third of these options vested on the grant date and one-third of the options will vest on each of the first and second anniversaries of the grant date. All options expire on the fifth anniversary of the grant date.

The Company also pays or reimburses directors for travel, lodging and related expenses incurred in connection with attending board, committee and stockholder meetings and other Company business-related events.

The following table sets forth the total cash and equity compensation paid to our non-employee directors for their service on the board of directors and committees of the board of directors during fiscal 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
John M. Albertine, Chairman	47,564	30,652	78,216
Paul G. Casner, Jr.	28,381	31,610	59,991
William F. “Mickey” Harley III	23,228	4,027	27,255
Dominic A. Laiti	51,000	88,505	139,505
William F. Leimkuhler	45,000	84,478	129,478
R. Doss McComas	80,000	88,505	168,505
Mark D. Funston (2)	0	0	0

(1)	The amounts set forth in this column represent the value of stock options recognized for financial statement reporting purposes for fiscal 2007 disregarding estimates of forfeitures related to service-based vesting conditions. Under the required FAS 123R methodology, the compensation expense reflected is for grants made in fiscal 2007 and grants made in prior years that continued to be expensed in fiscal 2007. For additional information about the assumptions used in these calculations, see Note 14 to the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

At September 30, 2007, our non-employee directors had the following outstanding stock option awards, some of which were not fully vested: John M. Albertine, 20,000 shares; Paul G. Casner, Jr., 20,000 shares; William F. “Mickey” Harley III, 15,000 shares; Dominic A. Laiti, 20,000 shares; William F. Leimkuhler, 35,000 shares; R. Doss McComas, 50,000 shares.

(2)	Mr. Funston resigned as a director effective November 10, 2007. He did not receive any fees or option awards in fiscal 2007.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders) (1)	639,547	$22.35	97,400
Equity compensation plans not approved by security holders	—	—	—
Total	639,547	$22.35	97,400

(1)	Reflects equity awards granted under the 2002 Stock Option Plan and the 1988 Stock Option Plan and shares available for grant under the 2002 Stock Option Plan, all as of September 30, 2007.

OTHER MATTERS

Legal Proceedings

Effective March 30, 2007, we terminated the employment of Gary A. Prince. Mr. Prince’s employment termination was at the direction of the Special Committee (SEC/NASDAQ Inquiry), as a result of the investigation of the Special Committee concerning the matters under investigation by the SEC and the related inquiries by NASDAQ. We had placed Mr. Prince on paid administrative leave effective November 1, 2006, pending developments in the inquiries by the SEC and NASDAQ and the ongoing investigation by the Special Committee. On April 24, 2007, Mr. Prince sent a letter to us demanding a severance payment of $0.2 million and a bonus payment of $60,000 for fiscal 2006 services. On May 17, 2007, Mr. Prince filed a lawsuit in Prince George’s County, Maryland against us demanding payment of $0.9 million for unpaid wages and treble damages related thereto. We disputed the claims made in the letter and the lawsuit by Mr. Prince. On November 19, 2007, the Company and Mr. Prince entered into a Settlement Agreement and Mutual General Release (the “Settlement Agreement”) in full and complete settlement of the lawsuit. Under the Settlement Agreement, we agreed to pay Mr. Prince a total of $110,000, of which $65,000 will be treated as wages and $45,000 will be treated as non-wages and as reimbursement of a portion of Mr. Prince’s legal fees. We agreed to make the foregoing payments within seven (7) days following dismissal of the lawsuit with prejudice. The Settlement Agreement also includes mutual general releases by each of the Company and Mr. Prince with respect to the other, except that both parties agreed that the Indemnification Agreement between them effective December 4, 2002 and the Affirmation and Undertaking Re: Advance for Expenses between them dated October 17, 2006 will remain in full force and effect, and that both parties reserve all rights under both agreements. The Settlement Agreement further provides that by making the payment to Mr. Prince, we are not admitting any wrongdoing or liability and, instead, that any wrongdoing or liability is expressly denied.

Policy on Transactions and Arrangements with Related Persons

The Company has adopted a written policy for approval of transactions and arrangements between the Company and the Company’s current and recent former directors, director nominees, current and recent former executive officers, greater than five percent stockholders, and their immediate family members where the amount involved exceeds $100,000 (each, a “Related Person”).

The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other things, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third party under similar circumstances and the materiality of the Related Person’s interest in the transaction.

The Audit Committee has considered and adopted standing pre-approvals under the policy for certain limited transactions with Related Persons that meet specific criteria. Information on transactions subject to pre-approval is provided to the appropriate committee at its next regularly scheduled meeting. Pre-approved transactions are limited to:

•

employment by the Company of an executive officer of the Company if (a) the related compensation is required to be reported in the Company’s proxy statement under the SEC’s compensation disclosure requirements or (b) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement under the SEC’s compensation disclosure requirements if the executive officer was a “named executive officer,” and the Compensation Committee approved (or recommended that the Board approve) such compensation;

•	compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under the SEC’s compensation disclosure requirements;

•

certain transactions with other companies, charitable organizations, foundations or universities at which the Related Person’s only relationship is as an employee (other than an executive officer), director and/or, in the case of a company, beneficial owner of less than 10% of an equity interest in the company, if the aggregate amount involved does not exceed the greater of $200,000 or 5% of that company or charitable organization’s total annual revenues

•

certain transactions where the Related Person’s interest arises solely from the ownership of the Company’s Common Stock and holders of the Company’s Common Stock received the same benefit on a pro rata basis;

•	transactions involving a Related Person where the rates or charges involved are determined by competitive bids; and

•	transactions with a Related Person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

Stockholder Proposals and Director Nominations at Annual Meetings

The Bylaws provide that, to be properly brought before the Annual Meeting, business must be (1) specified in the notice of the Annual Meeting (or any supplement thereto) given by the Company pursuant to the Bylaws, (2) brought before the Annual Meeting by or under the direction of the Board of Directors (or the Chairman of the Board, the Chief Executive Officer or the President), or (3) properly brought before the Annual Meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before the Annual Meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. The Bylaws provide that nominations of persons for election to the Board of Directors of the Company may be made at the Annual Meeting, by or under the direction of the Board of Directors, or by any nominating committee or person appointed by the Board of Directors, or by any stockholder of the Company entitled to vote for the election of directors at the Annual Meeting who complies with the notice procedures set forth below. Such nominations, other than those made by or under the direction of the Board of Directors or by any nominating committee or person appointed by the Board of Directors, can only be made pursuant to timely notice in writing to the Secretary of the Company.

In each case, to be timely, such stockholder’s notice must be delivered to or mailed to and received by the Secretary of the Company at the principal executive offices of the Company, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of the Annual Meeting. If, during the prior year the Company did not hold an Annual Meeting, or if the date of the Annual Meeting has changed more than 30 days from the first anniversary of the prior year’s Annual Meeting (other than as a result of adjournment), then, to be timely, such stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company not earlier than the close of business on the 120th day prior to the date of the Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the Annual Meeting or the 10th day following the day on which public announcement (as described in the Company’s Bylaws) of the date of the Annual Meeting is first made. Accordingly, for our 2009 annual meeting, notice of a nomination or proposal must be delivered to us no later than November 23, 2008 and no earlier than October 23, 2008.

Such stockholder’s notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of the Company’s stock that are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations under the Exchange Act; (ii) as to each matter the stockholder proposes to bring before the Annual Meeting, (a) a brief description of the business desired to be brought before the Annual Meeting, (b) the reasons for conducting such business at the Annual Meeting, and (c) any material interest of the stockholder in such business; and (iii) as to the stockholder giving the notice, (a) the name and address of the stockholder, and (b) the class and number of shares of the Company’s stock that are beneficially owned by the stockholder. The Company may require any proposed nominee or stockholder to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company or the eligibility of the stockholder to bring business before the Annual Meeting.

If a stockholder intends to present a stockholder proposal at the 2009 Annual Meeting in a manner other than by the inclusion of the proposal in the Company’s proxy statement and proxy relating to that meeting, unless the stockholder has timely notified the Company of such intention pursuant to the notice requirements set forth above, the proxies named by the Company may exercise their discretionary voting authority on the matter in accordance with their best judgment.

Stockholder Proposals for Inclusion in 2009 Proxy Materials

Pursuant to applicable rules under the Exchange Act, some stockholder proposals may be eligible for inclusion in the Company’s 2009 Proxy Statement and proxy card. Any such stockholder proposals must be submitted in writing to the Secretary of the Company no later than September 11, 2008. Any such stockholder proposal should be addressed to the Company’s Secretary, Elaine M. Brown, and delivered to the Company’s principal executive offices at 5000 Philadelphia Way, Lanham, Maryland 20706-4417. It is suggested that proposals be forwarded by certified mail, return receipt requested.

Householding

The broker, bank or other nominee for any stockholder who is a beneficial owner, but not the record holder, of the Company’s shares may deliver only one copy of the Company’s proxy statement and annual report to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to the Corporate Secretary, Integral Systems, Inc., 5000 Philadelphia Way, Lanham, Maryland 20706-4417 or by calling 301-731-4233. You may also obtain a copy of the proxy statement and annual report from the Company’s website (www.integ.com/investing). Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Annual Report

The Company’s Annual Report to stockholders on Form 10-K for the fiscal year ended September 30, 2007, is included with these proxy solicitation materials. A copy of the Company’s Annual Report, including the financial statements and the financial statement schedules included therein, is also available without charge by visiting the Company’s website (www.integ.com/investing) or upon written request to the Company at 5000 Philadelphia Way, Lanham, Maryland 20706-4417, Attn.: Elaine M. Brown, Corporate Secretary.

BY ORDER OF THE BOARD OF DIRECTORS

Interim Chief Executive Officer and President

January 9, 2008

Lanham, Maryland

APPENDIX A

INTEGRAL SYSTEMS, INC.

2008 STOCK INCENTIVE PLAN

1.    Purpose

The purpose of the Integral Systems, Inc. 2008 Stock Incentive Plan (the “Plan”) is to advance the interests of Integral Systems, Inc. (the “Company”) enabling the Company and its subsidiaries to attract, retain and motivate employees and consultants of the Company by providing for or increasing the proprietary interests of such individuals in the Company, and by enabling the Company to attract, retain and motivate its nonemployee directors and further align their interests with those of the stockholders of the Company by providing for or increasing the proprietary interests of such directors in the Company. The Plan supersedes the Company’s existing 2002 Stock Option Plan (the “2002 Plan”) with respect to future awards, and provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, as determined by the Committee. On and after the Effective Date, no further grants shall be made under the Prior Plan, which plan shall remain in effect solely as to outstanding awards thereunder.

2.    Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit granted to a Participant pursuant to the provisions of the Plan, any of which the Committee may structure to qualify in whole or in part as a Performance Award.

(b)	“Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Committee implementing the grant of each Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee.

(c)	“Board” means the board of directors of the Company.

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(e)	“Committee” means the Committee delegated the authority to administer the Plan in accordance with Section 16.

(f)	“Common Share” means a share of the Company’s common stock, subject to adjustment as provided in Section 11.

(g)	“Company” means Integral Systems, Inc., a Maryland corporation.

(h)	“Fair Market Value” means, as of any given date, the closing sales price on such date during normal trading hours (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Common Shares on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed or on NASDAQ, in any case, as reporting in such source as the Administrator shall select. If there is no regular public trading market for such Common Shares, the Fair Market Value of the Common Shares shall be determined by the Administrator in good faith and in compliance with Section 409A of the Code.

(i)	“Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(j)	“Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(k)	“Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(l)	“Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(m)	“Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(n)	“Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more performance criteria pursuant to Section 12.

(o)	“Plan” means the Integral Systems, Inc. 2008 Stock Incentive Plan as set forth herein and as amended from time to time.

(p)	“Prior Plan” means the Integral Systems, Inc. 2002 Stock Option Plan.

(q)	“Qualifying Performance Criteria” has the meaning set forth in Section 12(b).

(r)	“Restricted Stock” means Common Shares granted pursuant to Section 8 of the Plan.

(s)	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Common Shares or cash in lieu thereof may be issued in the future.

(t)	“Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Common Shares or a combination thereof, as determined by the Committee, value equal to or otherwise based on the excess of (i) the market price of a specified number of Common Shares at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(u)	“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Committee in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(v)	“Substitute Awards” means Awards granted or Common Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a corporation acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

3.    Eligibility

Any person who is an officer or employee of the Company or of any Subsidiary (including any director who is also an employee, in his or her capacity as such) and any Nonemployee Director shall be eligible for selection by the Committee for the grant of Awards hereunder. In addition, any service provider who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for selection by the Committee for the grant of Awards hereunder. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Committee.

4.    Effective Date and Termination of the Plan

This Plan was adopted by the Board and became effective as of December 5, 2007, (the “Effective Date”), subject to the approval by the Company’s stockholders. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the stockholders prior to the first anniversary date of the effective date of the Plan by the affirmative vote of the holders of a majority of the outstanding Common Shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company’s stockholders or by written consent in accordance with the laws of the State of Maryland; provided that if such approval by the stockholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5.    Common Shares Subject to the Plan and to Awards

(a)	Aggregate Limits. The aggregate number of Common Shares issuable pursuant to all Awards under this Plan shall not exceed 900,000, plus (i) any Common Shares that were authorized for issuance under the Prior Plan that, as of the Effective Date, remain available for issuance under the Prior Plan (not including any Common Shares that are subject to outstanding awards under the Prior Plan or any Common Shares that were issued pursuant to awards granted under the Prior Plan) and (ii) any Common Shares subject to outstanding awards under the Prior Plan that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares). The aggregate number of Common Shares available for grant under this Plan and the number of Common Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 11. The Common Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b)	Issuance of Common Shares. For purposes of this Section 5, the aggregate number of Common Shares available for Awards under this Plan at any time shall not be reduced by (i) shares subject to Awards that have been terminated, expired unexercised, forfeited or settled in cash, (ii) shares subject to Awards that have been retained by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award, or (iii) shares subject to Awards that otherwise do not result in the issuance of Common Shares in connection with payment or settlement of an Award. In addition, Common Shares that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award shall be available for Awards under this Plan.

(c)	Tax Code Limits. The aggregate number of Common Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 500,000, which number shall be calculated and adjusted pursuant to Section 11 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Common Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 900,000, which number shall be calculated and adjusted pursuant to Section 11 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code.

(d)

Substitute Awards. Substitute Awards shall not reduce the Common Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a corporation acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Common Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, directors or consultants of the Company or its Subsidiaries immediately before such acquisition or combination.

6.    Options

(a)	Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Committee. No Participant shall have any rights as a stockholder with respect to any Common Shares subject to Option hereunder until said Common Shares have been issued, except that the Committee may authorize dividend equivalent accruals with respect to such Common Shares. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b)	Price. The Committee will establish the exercise price per Common Share under each Option, which, in no event will be less than the Fair Market Value of the Common Shares on the date of grant; provided, however, that the exercise price per Common Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Common Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Common Shares, cash or a combination thereof, as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Shares issuable under an Option, the delivery of previously owned Common Shares and withholding of Common Shares deliverable upon exercise.

(c)	No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 11) the exercise price of an Option may not be reduced without stockholder approval (including canceling previously awarded Options and regranting them with a lower exercise price).

(d)	Provisions Applicable to Options. The date on which Options become exercisable shall be determined at the sole discretion of the Committee and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Committee determines that an approved leave of absence or employment on a less than full-time basis is not a termination of employment or other service, the vesting period and/or exercisability of an Option shall be adjusted by the Committee during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e)	Term of Options and Termination of Employment. The Committee shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence or upon the termination of the Participant’s employment or other service, his or her rights to exercise an Option then held shall be determined by the Committee and set forth in an Award Agreement.

(f)

Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Common Shareholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Common Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) termination of employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Common Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code).

7.    Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Shares, cash or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 11), the exercise price of Stock Appreciation Rights may not be reduced without stockholder approval (including canceling previously awarded Stock Appreciation Rights and regranting them with a lower exercise price).

8.    Restricted Stock and Restricted Stock Units

(a)	Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Committee. Restricted Stock is an award or issuance of Common Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment/service or performance conditions) and terms as the Committee deems appropriate. Restricted Stock Units are Awards denominated in units of Common Shares under which the issuance of Common Shares is subject to such conditions (including continued employment/service or performance conditions) and terms as the Committee deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Committee, each Restricted Stock Unit will be equal to one Common Share and will entitle a Participant to either the issuance of Common Shares or payment of an amount of cash determined with reference to the value of Common Shares. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Common Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b)	Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Common Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Common Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Common Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Common Shares or Restricted Stock Units as may be determined from time to time by the Committee, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Common Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Common Shares or Restricted Stock Units. Common Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.

(c)	Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Committee determines or under criteria the Committee establishes, which may include Qualifying Performance Criteria. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified when the Award is granted.

(d)	Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance-based compensation,” notwithstanding the satisfaction of any performance goals, the number of Common Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

(e)	Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Common Shares underlying Restricted Stock Units unless and until such Common Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f)	Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Common Shares, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Common Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Committee.

9.    Deferral of Gains

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Common Shares or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code.

10.    Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Common Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (iv) provisions requiring Common Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

11.    Adjustment of and Changes in the Stock

The number and kind of Common Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Common Shares subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Common Shares of the Company outstanding. Such adjustment may be designed to comply with Section 425 of the Code or, except as otherwise expressly provided in Section 5(c) of this Plan, may be designed to treat the Common Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Common Shares to reflect a deemed reinvestment in Common Shares of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of Common Shares subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.

In the event there shall be any other change in the number or kind of outstanding Common Shares, or any stock or other securities into which such Common Shares shall have been changed, or for which it shall have been exchanged, by reason of a change of control, other merger, consolidation or otherwise, then the Committee shall determine the appropriate and equitable adjustment to be effected. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 11. In case of any such adjustment, the Common Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 11 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

12.    Qualifying Performance-Based Compensation

(a)

General. The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of Common Shares, units, or cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Common Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(b)	Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings or earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital or investment (including return on total capital, return on invested capital, or return on investment), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) bookings, (xxi) backlog, or (xxii) customer service. To the extent consistent with Section 162(m) of the Code, the Committee (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

13.    Transferability

Unless the Committee provides otherwise, each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime.

14.    Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Common Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Common Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Common Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

15.    Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Common Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Common Shares, make any payment or to recognize the transfer or disposition of Common Shares until such obligations are satisfied. The Committee may provide for or permit the minimum statutory withholding obligations to be satisfied through the mandatory or elective sale of Common Shares and/or by having the Company withhold a portion of the Common Shares that otherwise would be issued to a Participant upon exercise of the Option or the vesting or settlement of an Award, or by tendering Common Shares previously acquired.

16.    Administration of the Plan

(a)	Committee of the Plan. The Plan shall be administered by the Committee which shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, a properly constituted Compensation Committee or the Board itself. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. The Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Committee; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b)

Powers of Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Common Shares subject to Awards and the exercise or purchase price of such Common Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment or other service, the satisfaction of performance criteria, the occurrence of certain events (including events which constitute a change of control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 11; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(c)	Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

17.    Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as specifically provided for hereunder, no such amendment shall, without the approval of the stockholders of the Company (a) reduce the exercise price of outstanding Options or Stock Appreciation Rights, (b) reduce the price at which Options may be granted below the price provided for in Section 6 or (c) otherwise amend the Plan in any manner requiring stockholder approval by law or under applicable listing requirements. No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any change of control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

18.    Miscellaneous

(a)	No Liability of Company. The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Common Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

(b)

Non-Exclusivity of Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

(c)	Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of Maryland and applicable federal law.

(d)	No Right to Employment, Reelection or Continued Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates.

(e)	Unfunded Plan. The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

APPENDIX B

INTEGRAL SYSTEMS, INC.

EMPLOYEE STOCK PURCHASE PLAN

(Effective April 1, 2008)

ARTICLE I

PURPOSE AND SCOPE OF THE PLAN

Section 1.1 PURPOSE.

The Integral Systems, Inc. Employee Stock Purchase Plan is intended to encourage employee participation in the ownership and economic progress of the Company. This Plan meets the requirements of an employee stock purchase plan within the meaning of Section 423 of the Code.

Section 1.2 DEFINITIONS.

Unless the context clearly indicates otherwise, the following capitalized terms have the meaning set forth below:

“Board of Directors” means the board of directors of the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended, and as the same may be further amended from time to time, and the Treasury Regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board of Directors, which shall administer the Plan as provided in Section 1.3.

“Common Shares” means the Company’s common stock, par value 0.01 per share.

“Company” means Integral Systems, Inc.

“Compensation” means an Employee’s salary or hourly base rate of pay, as the case may be, but except to the extent determined otherwise by the Committee shall exclude overtime pay, bonuses, commissions, disability payments, workers’ compensation payments, and any other payment in excess of normal salary or hourly base pay, received by an Employee for services performed for the Company or a Subsidiary during an Option Period.

“Continuous Service” means the period of time, uninterrupted by a termination of employment, that an Employee has been employed by the Company or a Subsidiary, or both, immediately preceding the first day of the Subscription Period in which such Employee wishes to participate in the Plan. Such period of time shall include any leave of absence permitted or required to be taken into account by applicable Treasury Regulations.

“Employee” means any common law employee of the Company and any common law employee of a Subsidiary that has been designated by the Committee as participating in the Plan.

“Enrollment Period” means each period designated by the Committee during which eligible Employees may enroll in the Plan.

“Exercise Date” means the last day of each Subscription Period.

“Fair Market Value” means, with respect to Common Shares on any relevant day: (a) if such Common Shares are traded on a national securities exchange, the closing price on such day, or if the Common Shares did not trade on such day, the closing price on the most recent preceding day on which there was a trade, (b) if such Common Shares are quoted on an automated quotation system, the closing price on such day, or if the Common Shares did not trade on such day, the mean between the closing bid and asked prices on such day, or (c) in all other cases, the “fair market value” as determined by the Committee in good faith and using such financial sources as it deems relevant and reliable, provided that such Fair Market Value of such Common Shares shall not be less than their par value.

“Human Resources” means the department responsible for personnel matters pertaining to an Employee.

“Leave of Absence” means, for purposes of participation in the Plan, an Employee’s sick leave or other leave of absence approved by the Company, except that where the period of leave exceeds 90 days and the Employee’s right to reemployment is not guaranteed by statute or by contract, the Employee shall not be deemed on a Leave of Absence as of the 91st day of such sick leave or other leave of absence, such Employee’s employment relationship with the Company shall be deemed terminated, and such Employee’s right to participate in the Plan and to purchase Common Shares hereunder shall terminate.

“Offering Date” means the day beginning at 12:01 a.m. on the first day of each Subscription Period.

“Option Period” means each period beginning on an Offering Date and ending on the next succeeding Exercise Date. The initial Option Period shall begin on April 1, 2008 and shall end on June 30, 2008.

“Option Price” means the purchase price of a Common Share hereunder as provided in Section 3.1.

“Participant” means any Employee who (i) is eligible to participate in the Plan under Section 2.1 and (ii) elects to participate.

“Plan” means this Integral Systems, Inc. Employee Stock Purchase Plan, as the same may be amended from time to time.

“Plan Year” means the 12-consecutive-month period beginning on January 1st and ending on the following December 31st; provided, however, that the first Plan Year shall be a short plan year commencing on April 1, 2008 and ending on December 31, 2008.

“Securities Transactions Policy” means a policy implemented by the Company governing trades of the Common Shares in order to prevent violations of the United States securities laws.

“Share Purchase Account” or “Account” means a notional account established and maintained in the name of each Participant to record the dollar amounts accumulated on such Participant’s behalf each Option Period.

“Share Purchase Agreement” means the form prescribed by the Committee that must be executed by an Employee who elects to participate in the Plan. The proper execution and filing of such form shall constitute the grant of an option from time to time to the Employee in accordance with the terms of the Plan and the terms of such form.

“Subscription Period” means each calendar quarter unless otherwise determined by the Committee. The first Subscription Period shall be the calendar quarter commencing on April 1, 2008 and ending on June 30, 2008.

“Subsidiary” means any company or corporation (other than the Company) in an unbroken chain of companies or corporations beginning with the Company if, at the beginning of an Option Period, each of the companies or corporations other than the last company or corporation in the unbroken chain owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other companies or corporations in such chain.

Section 1.3 ADMINISTRATION OF PLAN.

The Plan shall be administered by the Committee. Subject to the express provisions of this Plan, the Committee shall be authorized to prescribe, amend, and rescind rules and regulations relating to the Plan and the Committee’s administration thereof; to interpret the Plan; to fix the terms of an offering under the Plan; to prescribe the maximum percentage of payroll deductions permitted for a Subscription Period; to restrict participation in the Plan consistent with any requirement of law or regulation; to determine the Subsidiaries that participate in the Plan; and to make all other determinations necessary to the administration of the Plan, including appointment of individuals to facilitate the day-to-day operation thereof. The Committee’s determinations as to the interpretation and operation of the Plan shall be final and conclusive. The Committee may delegate any or all of its duties hereunder to one or more other persons, in which case any reference to the Committee herein shall be deemed to refer to such person or persons where appropriate.

Section 1.4 EFFECTIVE DATE OF PLAN.

The effective date of the Plan is April 1, 2008, subject to the Plan being approved by stockholders of the Company prior to such date by a vote sufficient to meet the requirements of Code Section 423(b)(2).

Section 1.5 TERMINATION OF PLAN.

The Board of Directors shall have the right to terminate the Plan at any time. Upon any such termination, the dollar amount, if any, in each Participant’s Account shall be distributed to such Participant.

ARTICLE II

PARTICIPATION

Section 2.1 ELIGIBILITY.

Unless otherwise determined by the Committee, each Employee, who on an Offering Date (i) will have at least six months of Continuous Service, (ii) will be an Employee whose customary employment is more than five months in a calendar year, and (iii) will be an Employee whose customary employment is more than 20 hours per week, may become a Participant by executing and filing with Human Resources a Share Purchase Agreement during an Enrollment Period. Such participation shall begin on the next Subscription Period following Human Resources’s receipt of a properly completed Share Purchase Agreement. Any election to participate shall be effective subject to the Company’s Securities Transactions Policy or similar policy, if any, that may be in effect at the time of such election. An election to participate shall continue in effect until termination of participation occurs in accordance with Article V.

Section 2.2 PAYROLL DEDUCTIONS.

Payment for Common Shares purchased under the Plan shall be made solely by authorized payroll deduction from each payment of Compensation in accordance with the Participant’s Share Purchase Agreement. Deductions from payroll shall be expressed as a percentage of Compensation (determined on the first day of each Subscription Period) no greater than the percentage set by the Committee, but shall not be less than 1% of such Participant’s Compensation, per Option Period. The actual maximum percentage that may be fixed by the Committee shall be 10%. A Participant may not increase or decrease the percentage deduction during a Subscription Period (other than to withdraw or terminate participation pursuant to Article V hereunder). Subject to the Company’s Securities Transactions Policy or similar policy that may be in effect at the time of such election, however, a Participant may change the percentage deduction for any subsequent Subscription Period by filing notice thereof with Human Resources during the time period described in Section 2.1 for filing a Share Purchase Agreement. Amounts deducted from a Participant’s Compensation pursuant to this section shall be credited to such Participant’s Account.

Section 2.3 TRANSFER OF PAYROLL DEDUCTIONS.

All payroll deductions withheld by a Subsidiary under the Plan shall be immediately transferred to the Company.

Section 2.4 LEAVE OF ABSENCE.

If a Participant goes on a Leave of Absence, such Participant’s participation in the Plan shall continue, provided that such Participant continues to receive Compensation. If such Participant ceases to receive Compensation while on a Leave of Absence, such Participant’s participation shall automatically terminate.

ARTICLE III

PURCHASE OF SHARES

Section 3.1 OPTION PRICE.

(i) The Option Price for a Subscription Period shall be 85% of the Fair Market Value of a Common Share on the Exercise Date or such other percentage of Fair Market Value (not less than 85%) determined by the Committee.

(ii) The Company shall pay any brokerage fees, commissions and other transaction expenses in connection with the purchase of shares pursuant to the Plan.

Section 3.2 PURCHASE OF SHARES.

As of the date that all purchases under the Plan with respect to a particular Subscription Period are made, the amount in a Participant’s Share Purchase Account shall be charged with the aggregate Option Price of the largest number of Common Shares (including fractional shares) that can be purchased with such amount.

Section 3.3 LIMITATIONS ON PURCHASE.

No Participant shall purchase Common Shares hereunder in any calendar year having a Fair Market Value of more than $25,000, as determined pursuant to Code Section 423(b)(8). Further, no Participant shall purchase Common Shares hereunder if, by reason of such purchase, such Participant shall be deemed to possess 5% or more of the total combined voting power or value of all classes of shares of the Company or a Subsidiary. For purposes of the preceding sentence, the rules of Code Section 424(d) shall apply and Common Shares that a Participant may purchase under outstanding options shall be treated as shares owned by the Participant.

Section 3.4 RESTRICTION ON TRANSFERABILITY.

Rights to purchase shares hereunder shall be exercisable only by the Participant. Such rights shall not be transferable and shall expire upon a Participant’s death.

ARTICLE IV

PROVISIONS RELATING TO COMMON SHARES

Section 4.1 COMMON SHARES RESERVED.

Except as provided in Section 4.2, no more than 1,000,000 Common Shares may be sold pursuant to options granted under the Plan. Such number shall be subject to adjustments effected in accordance with Section 4.2.

Section 4.2 ADJUSTMENT FOR CHANGES IN COMMON SHARES.

(i) In the event that the Common Shares of the Company as presently constituted, shall be changed into or exchanged for a different number or kind of shares or other securities of the Company or of another company or corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, subdivision, combination of shares or otherwise) or if the number of such Common Shares shall be increased or decreased through the payment of a share dividend, bonus issue, share split, subdivision, or reverse share split or consolidation, then, subject to the provisions of subsection (iii) below, there shall be substituted for or added to each Common Share that was theretofore appropriated, or that thereafter may become subject to an offering under the Plan, the number and kind of shares or other securities into which each outstanding Common Share shall be so changed or for which each such share shall be exchanged or to which such share shall be entitled, as the case may be. Outstanding Share Purchase Agreements shall be deemed to be amended as to price and other terms, as may be necessary to appropriately reflect the foregoing events.

(ii) If there shall be any other change in the number or kind of the outstanding Common Shares, or of any share or other securities in which such shares shall have been changed or for which it shall have been exchanged, and if a majority of the members of the Board of Directors shall, in its sole discretion, determine that such change equitably requires an adjustment in any offering that was theretofore made or that may thereafter be made under the Plan, that such adjustment shall be made in accordance with such determination.

(iii) An offering pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments or reclassifications, reorganizations or changes in its capital or business structure, to merge, amalgamate, to consolidate, to dissolve, to liquidate, to wind up or to sell or transfer all or any part of its business or assets.

Section 4.3 INSUFFICIENT SHARES.

If the aggregate funds available for the purchase of Common Shares with respect to any Subscription Period would cause an issuance of shares in excess of the number provided for in Section 4.1, (i) the Committee shall proportionately reduce the number of shares that would otherwise be purchased by each Participant in order to eliminate such excess, (ii) any cash remaining in each Participant’s Share Purchase Account shall be distributed to such Participant as soon as reasonably practicable, and (iii) the Plan shall automatically terminate immediately after such Subscription Period.

Section 4.4 CONFIRMATION OF PURCHASES; REGISTRATION OF SHARES.

Each Participant shall be provided with a written statement at such times as determined by the Committee indicating the number of Common Shares purchased under the Plan by the Participant, the aggregate number of Common Shares accumulated under the Plan by the Participant, and other relevant information with respect to the Participant’s participation in the Plan. Except in the case of death, any certificate issued to a Participant must initially be issued in the Participant’s name alone or in such Participant’s name and another as joint tenants with right of survivorship. Registration of any shares following the death of a Participant will be subject to the same rules as are then applicable to decedent stockholders generally. At the Company’s election, the issue of Common Shares may occur through a transfer agent or brokerage account established for this purpose, and the Company may require as a condition to participation in the Plan that each Participant establish an account with a brokerage firm selected by the Company.

Section 4.5 RIGHTS AS STOCKHOLDERS.

The Common Shares purchased by a Participant with respect to a Subscription Period shall, for all purposes, be deemed to have been purchased as of the day such shares are first owned by the Participant. Participants for whom shares have been purchased shall be entitled to all rights of a stockholder with respect to such shares, including the right to receive dividends and the right to vote. The Participant shall be responsible for payment of all transaction fees related to Common Shares arising after the date such shares are purchased hereunder.

Section 4.6 CORPORATE REORGANIZATIONS, LIQUIDATION, ETC.

In the event of any corporate merger, amalgamation, consolidation, acquisition of property or shares, separation, reorganization, or liquidation or winding up, provision may be made (but is not required to be made) for the substitution of a new option for an old option, or an assumption of an old option, by an employer company or corporation or a company or corporation related to such company or corporation. Any provision for such substitution or assumption shall be subject to the limitations and provisions of Code Section 424.

ARTICLE V

TERMINATION OF PARTICIPATION

Section 5.1 WITHDRAWAL.

Subject to the Company’s Securities Transactions Policy or similar policy that may be in effect at the time, a Participant may withdraw from the Plan at any time by filing notice of withdrawal with the Company’s nominee prior to an Offering Date. In such event, the dollar amount, if any, in such Participant’s Share Purchase Account shall be distributed to such Participant (or in the case of death, to such Participant’s designated beneficiary(ies)) and no further shares will be purchased on such Participant’s behalf unless such Participant is eligible to enroll and again enrolls in the Plan effective as of the beginning of a subsequent Subscription Period by filing a Share Purchase Agreement as set forth in Section 2.1.

Section 5.2 TERMINATION OF ELIGIBILITY.

If a Participant ceases to be employed by the Company or a Subsidiary or otherwise becomes ineligible to participate in the Plan as set forth in Section 2.1, such Participant’s participation in the Plan shall thereupon automatically terminate. In such event, the dollar amount, if any, in such Participant’s Share Purchase Account shall be distributed to such Participant (or in the case of death, to such Participant’s designated beneficiary(ies)) and no further shares will be purchased on such Participant’s behalf. For purposes of this section, a Participant’s participation in the Plan will not automatically terminate if such Participant becomes an individual on a Leave of Absence permitted or required to be taken into account by applicable Treasury Regulations or other law unless provided otherwise in Section 4.2. Any Participant whose participation in the Plan is terminated pursuant to this Section may again become a Participant as of the beginning of a new Subscription Period by satisfying the eligibility requirements and executing and filing a Share Purchase Agreement as set forth in Section 2.1.

Section 5.3 NO INTEREST.

No interest will be credited or paid on cash balances in a Participant’s Share Purchase Account.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1 TAX WITHHOLDING; INFORMATION RETURNS.

Each Participant shall be deemed to have consented to any income tax withholding that may hereafter be required by reason of such Participant’s participation in the Plan or the disposition of, or payment of any dividends on, shares acquired by such Participant under the Plan. The proper officers of the Company and each Subsidiary shall prepare and, where required, timely file such tax information returns and other notices as may be required by law from time to time.

Section 6.2 NOTICES.

Any notice that an Employee files pursuant to the Plan shall be made on forms prescribed by the Committee and shall be effective as soon as administratively possible after such notice is received by Human Resources or by the Company’s nominee, as the case may be.

Section 6.3 CONDITION OF EMPLOYMENT.

Neither the creation of the Plan, nor participation therein, shall be deemed to create any right of continued employment or in any way affect the right of the Company or a Subsidiary to terminate an Employee.

Section 6.4 AMENDMENT OF THE PLAN.

The Board of Directors may at any time, and from time to time, amend the Plan in any respect, except, that without approval of the Company’s stockholders, no amendment may (i) increase the aggregate number of shares permitted to be reserved by the Board of Directors under the Plan other than as provided in Section 4.2, (ii) change the definition of a Subsidiary, or (iii) materially change the eligibility requirements for Employees. Any amendment of the Plan must be made in accordance with applicable provisions of the Code.

Section 6.5 APPLICATION OF FUNDS.

All funds received by the Company by reason of a purchase of shares hereunder may be used for any corporate purpose.

Section 6.6 LEGAL RESTRICTIONS.

The Plan, the grant and exercise of options to purchase Common Shares under the Plan, and the Company’s obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of the Company, be required.

Section 6.7 NUMBER.

Whenever used herein, singular words shall include the plural, and vice versa, as the context requires.

Section 6.8 GOVERNING LAW.

Except to the extent preempted by Federal law, the Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the domestic internal law of the State of Maryland.

PROXY CARD

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTEGRAL SYSTEMS, INC.

INTEGRAL SYSTEMS, INC.

5000 Philadelphia Way

Lanham, Maryland 20706-4417

The undersigned acknowledge(s) receipt of a Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended September 30, 2007. The undersigned further hereby appoint(s) Elaine Brown and Tory Harris, and each of them, with power to act without the other and with full power of substitution in each, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Integral Systems, Inc. Common Stock that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held February 20, 2008 and at any adjournment(s) or postponement(s) thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

The Board of Directors Recommends a Vote “FOR” the Election of Each of the Nominees Listed Below.	For All	Withhold from All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

Proposal 1—To elect as Directors the following nominees:

John M. Albertine Alan W. Baldwin Paul G. Casner, Jr. William F. Harley III William F. Leimkuhler R. Doss McComas	☐	☐	☐

The Board of Directors Recommends a Vote “FOR” Each of the Proposals Listed Below.	For	Against	Abstain

Proposal 2—To ratify the action of the Audit Committee of the Board of Directors in appointing Bernstein & Pinchuk LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

Proposal 3—To approve the Integral Systems, Inc. 2008 Stock Incentive Plan.	☐	☐	☐

Proposal 4—To approve the Integral Systems, Inc. Employee Stock Purchase Plan.	☐	☐	☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. UNLESS CONTRARY INSTRUCTIONS ARE PROPERLY GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE NOMINEES SET FORTH IN PROPOSAL 1, “FOR” THE PROPOSALS SET FORTH IN PROPOSAL NOS. 2, 3 AND 4 AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXYHOLDERS AS TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED.

Please date and sign this proxy exactly as your name appears hereon.

Number of Shares	Print Name

Date	Signature of Owner

Additional Signature of Joint Owner (if any)

If stock is jointly held, each joint owner should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title.